Execution Copy


                                  $346,971,321


                    AMENDED AND RESTATED CREDIT AGREEMENT


                        Dated as of February 21, 1996


                                   Among


                          ARKANSAS BEST CORPORATION


                              as the Borrower,


                     SOCIETE GENERALE, SOUTHWEST AGENCY


                 as Managing Agent and Administrative Agent,


                          NATIONSBANK OF TEXAS, N.A.


                         as Documentation Agent, and


                           THE BANKS NAMED HEREIN


                                 as the Banks

                     TABLE OF CONTENTS
                                                          Page

                         ARTICLE I

             DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.     Certain Defined Terms. . . . . . . . . .  1
Section 1.02.     Computation of Time Periods. . . . . . . 23
Section 1.03.     Accounting Terms; Changes in GAAP. . . . 23
Section 1.04.     Types of Advances. . . . . . . . . . . . 24
Section 1.05.     Miscellaneous. . . . . . . . . . . . . . 24

                          ARTICLE II

            THE ADVANCES AND THE LETTERS OF CREDIT

Section 2.01.     The Advances; Extension of Maturity Date. 24
Section 2.02.     Method of Borrowing. . . . . . . . . .  . 24
Section 2.03.     Fees . . . . . . . . . . . . . . . . .  . 28
Section 2.04.     Reduction of the Revolving Commitments  . 28
Section 2.05.     Repayment of Advances. . . . . . . . . .  29
Section 2.06.     Interest . . . . . . . . . . . . . . . .  30
Section 2.07.     Prepayments. . . . . . . . . . . . . . .  31
Section 2.08.     Breakage Costs . . . . . . . . . . . . .  33
Section 2.09.     Increased Costs. . . . . . . . . . . . .  34
Section 2.10.     Payments and Computations. . . . . . . .  35
Section 2.11.     Taxes. . . . . . . . . . . . . . . . . .  37
Section 2.12.     Illegality . . . . . . . . . . . . . . .  38
Section 2.13.     Letters of Credit. . . . . . . . . . . .  39
Section 2.14.     Determination of Borrowing Base. . . . .  42
Section 2.15.     Bank Replacement . . . . . . . . . . . .  43
Section 2.16.     Sharing of Payments, Etc.. . . . . . . .  44
Section 2.17.     Collateral.. . . . . . . . . . . . . . .  44

                       ARTICLE III

                  CONDITIONS OF LENDING

Section 3.01.     Conditions Precedent to Effectiveness
                  of this Agreement                         46
Section 3.02.     Conditions Precedent for each Borrowing
                  or Letter of Credit                       47

                        ARTICLE IV

              REPRESENTATIONS AND WARRANTIES

Section 4.01.     Corporate Existence; Subsidiaries. . . .  48
Section 4.02.     Corporate Power. . . . . . . . . . . . .  48
Section 4.03.     Authorization and Approvals. . . . . . .  49
Section 4.04.     Enforceable Obligations. . . . . . . . .  49
Section 4.05.     Financial Statements . . . . . . . . . .  49
Section 4.06.     True and Complete Disclosure . . . . . .  49
Section 4.07.     Litigation . . . . . . . . . . . . . . .  50
Section 4.08.     Use of Proceeds. . . . . . . . . . . . .  50
Section 4.09.     Investment Company Act . . . . . . . . .  50
Section 4.10.     Taxes. . . . . . . . . . . . . . . . . .  50
Section 4.11.     Pension Plans. . . . . . . . . . . . . .  51
Section 4.12.     Condition of Property; Casualties. . . .  51
Section 4.13.     Insurance. . . . . . . . . . . . . . . .  51
Section 4.14.     No Burdensome Restrictions; No Defaults.  52
Section 4.15.     Environmental Condition. . . . . . . . .  52
Section 4.16.     Permits, Licenses, etc.. . . . . . . . .  53
Section 4.17.     Existing Mortgage Debt . . . . . . . . .  53
Section 4.18.     Title; Encumbrances. . . . . . . . . . .  53
Section 4.19.     Leasing Arrangements . . . . . . . . . .  53
Section 4.20.     Cash Management System . . . . . . . . .  53

                        ARTICLE V

                  AFFIRMATIVE COVENANTS

Section 5.01.     Compliance with Laws, Etc. . . . . . . .  54
Section 5.02.     Insurance. . . . . . . . . . . . . . . .  54
Section 5.03.     Preservation of Corporate Existence, Etc. 55
Section 5.04.     Payment of Taxes, Etc. . . . . . . . . .  55
Section 5.05.     Visitation Rights. . . . . . . . . . . .  55
Section 5.06.     Reporting Requirements . . . . . . . . .  56
Section 5.07.     Maintenance of Property. . . . . . . . .  59
Section 5.08.     Post-Closing Real Property Matters . . .  59

                          ARTICLE VI

                      NEGATIVE COVENANTS

Section 6.01.     Liens, Etc.. . . . . . . . . . . . . . .  60
Section 6.02.     Amendment of Material Documents. . . . .  61
Section 6.03.     Agreements Restricting Distributions
                  From Subsidiaries                         61
Section 6.04.     Merger or Consolidation; Asset Sales . .  61
Section 6.05.     Restricted Payments. . . . . . . . . . .  62
Section 6.06.     Investments, Loans, Advances . . . . . .  62
Section 6.07.     Affiliate Transactions . . . . . . . . .  63
Section 6.08.     Sale and Leaseback . . . . . . . . . . .  63
Section 6.09.     Maintenance of Ownership of Subsidiaries  64
Section 6.10.     No Further Negative Pledges. . . . . . .  64
Section 6.11.     Other Businesses . . . . . . . . . . . .  64

Section 6.12.     Debt Service Ratio . . . . . . . . . . .  64
Section 6.13.     Net Worth. . . . . . . . . . . . . . . .  64
Section 6.14.     Minimum EBITDA . . . . . . . . . . . . .  64
Section 6.15.     Capital Expenditures . . . . . . . . . .  65
Section 6.16.     Indebtedness . . . . . . . . . . . . . .  65
Section 6.17.     Bank Accounts. . . . . . . . . . . . . .  66

                          ARTICLE VII

                           REMEDIES

Section 7.01.     Events of Default. . . . . . . . . . . .  67
Section 7.02.     Optional Acceleration of Maturity. . . .  69
Section 7.03.     Automatic Acceleration of Maturity . . .  69
Section 7.04.     Cash Collateral Account. . . . . . . . .  70
Section 7.05.     Non-exclusivity of Remedies. . . . . . .  70
Section 7.06.     Right of Set-off . . . . . . . . . . . .  70

                         ARTICLE VIII

              AGENCY AND ISSUING BANK PROVISIONS

Section 8.01.     Authorization and Action . . . . . . . .  71
Section 8.02.     Agent's Reliance, Etc. . . . . . . . . .  71
Section 8.03.     The Agent and Its Affiliates . . . . . .  72
Section 8.04.     Bank Credit Decision . . . . . . . . . .  72
Section 8.05.     Indemnification. . . . . . . . . . . . .  72
Section 8.06.     Successor Agent and Issuing Banks. . . .  73
Section 8.07.     Managing Agent . . . . . . . . . . . . .  73
Section 8.08.     Documentation Agent. . . . . . . . . . .  73

                          ARTICLE IX

                         MISCELLANEOUS

Section 9.01.     Amendments, Etc. . . . . . . . . . . . .  73
Section 9.02.     Notices, Etc.. . . . . . . . . . . . . .  74
Section 9.03.     No Waiver; Remedies. . . . . . . . . . .  75
Section 9.04.     Costs and Expenses . . . . . . . . . . .  75
Section 9.05.     Binding Effect . . . . . . . . . . . . .  75
Section 9.06.     Bank Assignments and Participations. . .  75
Section 9.07.     Indemnification. . . . . . . . . . . . .  78
Section 9.08.     Execution in Counterparts. . . . . . . .  78
Section 9.09.     Survival of Representations, etc . . . .  78
Section 9.10.     Severability . . . . . . . . . . . . . .  79
Section 9.11.     Business Loans . . . . . . . . . . . . .  79
Section 9.12.     Usury Not Intended . . . . . . . . . . .  79
Section 9.13.     Governing Law. . . . . . . . . . . . . .  79
Section 9.14.     Consent to Jurisdiction. . . . . . . . .  79
Section 9.15      Banks Not in Control. .. . . . . . . . .  80
Section 9.16.     Headings Descriptive . . . . . . . . . .  80
Section 9.17.     WAIVERS OF JURY TRIAL. . . . . . . . . .  80
Section 9.18.     ENTIRE AGREEMENT . . . . . . . . . . . .  80

EXHIBITS:
Exhibit A   -    Form of Revolving Note
Exhibit B   -    Form of Term Note
Exhibit C   -    Form of Subsidiary Guaranty and Contribution
                 Agreement
Exhibit D   -    Form of Borrower Security Agreement
Exhibit E   -    Form of Guarantors Security Agreement
Exhibit F   -    Form of Notice of Borrowing
Exhibit G   -    Form of Notice of Conversion or Continuation
Exhibit H   -    Form of Assignment and Acceptance
Exhibit I   -    Form of Borrower's/Guarantors' Counsel Opinion
Exhibit J   -    Form of Agent's Counsel Opinion
Exhibit K   -    Form of Compliance Certificate
Exhibit L-1 -    Form of Borrowing Base Certificate
Exhibit L-2 -    Form of Interim Receivables Report
Exhibit L-3 -    Form of Property Adjustment Report
Exhibit M   -    Form of First Lienholder Consent
Exhibit N   -    Form of Bank Account Letter
Exhibit O   -    Form of Master Subordination and Attornment Agreement
Exhibit P   -    Form of Subordination, Non-Disturbance and Attornment
                 Agreement
Exhibit Q   -    Form of Mortgage
Exhibit R   -    Form of Intercreditor Agreement
Exhibit S   -    Form of Flash Report

SCHEDULES:
Schedule 1.01(a) -    Revolving Commitments and Outstanding Term Advances
Schedule 1.01(b) -    Letters of Credit Outstanding
Schedule 1.01(c) -    Real Property Subject to First Priority
                      Lien in favor of the Agent
Schedule 1.01(d) -    Excess Revenue Equipment
Schedule 1.01(e) -    Concentration Bank Accounts
Schedule 2.17    -    Locations of Certificates of Title
Schedule 4.01    -    Subsidiaries
Schedule 4.07    -    Litigation
Schedule 4.10    -    Tax Disputes
Schedule 4.18    -    Work in Progress on Eligible Real Property
Schedule 4.19(a) -    Lessee Arrangements
Schedule 4.19(b) -    Lessor Arrangements
Schedule 5.08(a) -    Appraisal Program
Schedule 5.08(b) -    Post-Closing Real Property Matters
Schedule 5.08(c) -    Properties Covered by Title Policies
Schedule 6.01    -    Existing Liens and Secured Indebtedness
Schedule 6.07    -    Certain Intercompany Arrangements
Schedule 6.16    -    Outstanding Indebtedness
Schedule 9.02    -    Notice Information for Banks

              AMENDED AND RESTATED CREDIT AGREEMENT

    This Amended and Restated Credit Agreement dated as of February 21, 1996 is among Arkansas Best Corporation, a Delaware corporation, as the Borrower, Societe Generale, Southwest Agency, as Managing Agent and Administrative Agent, NationsBank of Texas, N.A., as Documentation Agent, and the Banks.

                      PRELIMINARY STATEMENTS

    WHEREAS, the parties hereto previously entered into a Credit Agreement dated as of August 10, 1995, as modified prior to the date hereof (the "Original Credit Agreement") pursuant to which the Banks have made Advances (as therein defined) to the Borrower, and have issued or participated in Letters of Credit (as therein defined) for the account of the Borrower or any of its Subsidiaries, in each case on the terms and conditions set forth therein;

    WHEREAS, certain of the Guarantors under the Original Credit Agreement have been merged with and into other Guarantors under the Original Credit Agreement or have made other corporate changes;

    WHEREAS, the Borrower has requested the Banks to amend the Original Credit Agreement in order to revise certain terms thereof and the Banks have agreed to do so on the terms and conditions set forth herein; and

    WHEREAS, the parties hereto have agreed to restate the Original Credit Agreement as amended in its entirety for clarity only, and this Amended and Restated Credit Agreement constitutes for all purposes an amendment to the Original Credit Agreement and not a new or substitute agreement and each reference to an "Advance" and "Letter of Credit" herein shall mean such Advance made and each Letter of Credit issued heretofore under the Original Credit Agreement;

    The parties hereto do hereby agree as follows:


                            ARTICLE I

                 DEFINITIONS AND ACCOUNTING TERMS

    Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    "ABF" means ABF Freight System, Inc., a Delaware corporation which is a wholly-owned Subsidiary of the Borrower.

    "Acceptable Security Interest" means a valid, binding, and enforceable Lien in any collateral (a) which exists in favor of the Agent for the benefit of itself, the Documentation Agent, and the Banks, (b) which upon perfection will be superior to all other Liens, other than Permitted Priority Liens, (c) which secures the Obligations, and (d) which (i) is perfected, except to the extent nonperfection is expressly permitted by the Credit Documents or (ii) will be perfected upon filing or recording under applicable law all documents or instruments necessary to perfect the same and all such documents and instruments have been duly executed by the Borrower or a Guarantor, as the case may be, and delivered to the Agent on or prior to the Effective Date, except with respect to Properties in the jurisdictions identified on the post-closing schedule attached as Schedule 5.08(b).

    "Accession Agreement" means an Accession Agreement in the form attached to the Guaranty as Annex 2 thereto, which agreement causes the Person executing and delivering the same to the Agent to become a party to the Guaranty and to the Guarantors Security Agreement.

    "Acquisition" means the purchase, effective August 14, 1995, by the Acquisition Company of over 90% of the issued and outstanding common stock of WWC.

    "Acquisition Company" means ABC Acquisition Corporation, a North Carolina corporation which was a wholly-owned Subsidiary of the Borrower prior to its merger with and into WWC.

     "Adjusted Consolidated" means Consolidated (as herein defined) less accounts of Treadco.

    "Adjusted Prime Rate" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2%.

    "Adjustment Event" has the meaning set forth in Section 2.14(c).

    "Advance" means either a Revolving Advance or a Term Advance by a Bank to the Borrower, any such Advance being either a Prime Rate Advance or a Eurodollar Rate Advance.

    "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

    "Agent" means Societe Generale, Southwest Agency in its capacity as Administrative Agent for the Banks pursuant to Article VIII and any successor Administrative Agent pursuant to Section 8.06.

    "Agents' Fee Letter" means the letter agreement dated as of July 7, 1995 among the Borrower, the Agent and the Documentation Agent.

    "Agreement" means this Amended and Restated Credit Agreement dated as of February 21, 1996 among the Borrower, the Managing Agent, the Administrative Agent, the Documentation Agent, and the Banks, as it may be amended hereafter in accordance with its terms.

    "Amendment Fee Letter" means the letter agreement dated as of February 21, 1996 among the Borrower and the Agent.

    "Anticipated Reinvestment Amount" means, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Asset Sale of Revenue Equipment that the Borrower or any Guarantor intends to use (or has already used during a prior period) to purchase or otherwise acquire replacement Revenue Equipment.

    "Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Prime Rate Advance and such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

    "Applicable Margin" means, at any time with respect to any Advance, commitment fees or letter of credit fees hereunder, the following percentages determined as a function of the ratio of the Borrower's Consolidated Indebtedness to its Consolidated EBITDA on the last day of the immediately preceding calendar quarter calculated for the period consisting of such calendar quarter and the three immediately preceding calendar quarters:


                   Indebtedness/
                      EBITDA
                    Eurodollar                               Letter of
                       Rate        Prime Rate   Commitment    Credit
                     Advances       Advances       Fees        Fees

less than 2.50         1.00%           -0-%        .25%        1.00%
>2.50 - <3.50          1.25%           .25%        .25%        1.25%
>3.50 - <4.00          1.50%           .50%        .375%       1.50%
>4.00 - <4.50          1.75%           .75%        .375%       1.75%
>4.50 - <4.75          2.00%          1.00%        .50%        2.00%
>4.75                  2.50%          1.50%        .50%        2.50%


The foregoing ratio (a) shall be deemed to be greater than or equal to 4.75 at all times prior to the date the Agent receives the audited December 31, 1995 Consolidated financial statements of the Borrower and (b) shall thereafter be determined from the financial statements of the Borrower and its Consolidated Subsidiaries most recently delivered pursuant to Section 5.06(a) and certified to by an authorized financial officer of the Borrower in accordance with Section 5.06(a). Any change in the Applicable Margin after December 31, 1995 shall be effective upon the date of delivery of the financial statements pursuant to Section 5.06(a) and receipt by the Agent of the Compliance Certificate required by Section 5.06(a). If the Borrower fails to deliver any financial statements within the times specified in
Section 5.06(a), such ratio shall be deemed to be greater than or equal to
4.75 from the date such financial statements should have been delivered until the Borrower delivers such financial statements to the Agent and the Banks.

    "Asset Sale" means (a) any sale, financing lease (in which the Borrower or a Guarantor is lessor), conveyance, exchange, transfer, or assignment of any Property by the Borrower or a Guarantor to a Person other than the Borrower or a Guarantor; provided, however, that the term "Asset Sale" excludes sales of real property of the Borrower or the Guarantors (other than Property described on Schedule 1.01(c)) after January 1, 1996 which yield aggregate Net Cash Proceeds not in excess of $25,000,000, and (b) any insured loss or casualty of real property owned by the Borrower or any Guarantor if the insurance proceeds in connection therewith exceed $1,000,000 in the aggregate; provided, however that such loss or casualty shall not be deemed to be an Asset Sale if (i) within ten Business Days of the occurrence of such loss or casualty the Agent has received notice from the Borrower or such Guarantor that the insurance proceeds will be used to rebuild or restore the respective Property, and (ii) on the date which is 180 days after the loss or casualty ("Restoration Deadline") the Borrower or respective Guarantor has commenced restoration of the real property (it being agreed that (x) if such restoration has not been commenced prior to such Restoration Deadline, or (y) if an Event of Default has occurred and is continuing at the time of such Restoration Deadline, then in each event an "Asset Sale" shall be deemed to have occurred on the Restoration Deadline for purposes of Section 2.07(c)(iii)).

    "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of the attached Exhibit H.

    "Banks" means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.06.

    "Borrower" means Arkansas Best Corporation, a Delaware corporation, and any successor, legal representative or permitted assignee thereof.

    "Borrower Security Agreement" means the Amended and Restated Security Agreement dated of even date herewith executed by the Borrower in substantially the form of Exhibit D, as it may be amended from time to time in accordance with its terms.

    "Borrowing" means either a Revolving Borrowing or a Term Borrowing.

    "Borrowing Base" means an amount equal to the sum of (a) 80% of the Net Depreciated Value of Eligible Revenue Equipment, plus (b) 50% of the Current Market Value of Treadco Shares in which the Agent has an Acceptable Security Interest for the benefit of the Banks, plus (c) 80% of the aggregate outstanding amount of Eligible Receivables, plus (d) 50% of the Net Depreciated Value of Eligible Other Equipment, plus (e) the lesser of
(i) $100,000,000 or (ii) 67% of the Real Estate Value of Eligible Real
Property.

    "Borrowing Base Certificate" means a certificate of the Borrower in substantially the form of the attached Exhibit L-1.

    "Borrowing Base Determination Date" means the any date the Borrowing Base is determined in accordance with Section 2.14.

    "Business Day" means a day of the year on which banks are not required or authorized to close in New York City or Dallas, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

    "Canadian Subsidiaries" means, collectively, ABF Freight System (B.C.) Ltd., a British Columbia corporation, ABF Freight System Canada, Ltd., a Canadian corporation, and CaroTrans Canada, Ltd., a Canadian corporation.

    "Capital Expenditure" means any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of such Person making such expenditure, including, without limitation, amounts paid or payable for such purpose under any conditional sale or other title retention agreement or under any Capital Lease, but excluding repairs of Property in the normal and ordinary course of business in keeping with past practices.

    "Capital Lease" means, for any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

    "Capitalization Event" means (a) any sale or issuance by the Borrower or any of its Subsidiaries of equity securities, (b) an issuance or incurrence of Subordinated Debt, or (c) an issuance or incurrence of other unsecured Indebtedness as described in Section 6.16(f).

    "Cash Collateral Account" means a special cash collateral account containing cash deposited pursuant to Sections 2.07(c), 7.02(b) or 7.03(b) to be maintained at the Agent's office in accordance with Section 7.04.

    "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

    "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

    "Commitment" means, with respect to any Bank, such Bank's Revolving Commitment.

    "Compliance Certificate" means a certificate of the Borrower in substantially the form of the attached Exhibit K.

    "Concentration Bank Accounts" means the deposit accounts maintained with the First National Bank of Fort Smith located in Fort Smith, Arkansas for the benefit of the Borrower and its Subsidiaries as identified on
Schedule 1.01(e), or any substitute accounts acceptable to the Agent and the Majority Banks.

    "Concentration Limit" means, for any obligor of an Eligible Receivable, $5,000,000 or such higher amount for such obligor designated by the Majority Banks in writing to the Borrower; provided, however, that the Concentration Limit for an obligor and its Affiliates shall be computed as if they were a single obligor.

    "Consolidated" refers to the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP, including, when used in reference to the Borrower, principles of consolidation consistent with those applied in the preparation of the Financial Statements.

    "Control Percentage" means, with respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the Board of Directors of such Person.

    "Controlled Group" means all members of a controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

    "Convert", "Conversion", and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).

    "Credit Documents" means this Agreement, the Notes, the Guaranty, the Security Agreements, the Agents' Fee Letter, the Amendment Fee Letter, the Intercreditor Agreement, the Master SA Agreement, and each other agreement, instrument or document executed by the Borrower or any of its Subsidiaries at any time in connection with this Agreement.

    "Current Market Value of Treadco Shares" means, as of any date of determination thereof, (a) the number of shares of Treadco owned by the Borrower or a wholly-owned Subsidiary of the Borrower and free and clear of all Liens, other than Liens in favor of the Agent and the Agent for the benefit of the Banks multiplied by (b) the most recent closing price of shares of Treadco reported on the National Association of Securities Dealers Automated Quotations System ("NASDAQ") National Market System or, if applicable, the average of the closing bid and asked quotations for such security as reported on NASDAQ, or if such shares become listed on another recognized national securities exchange, the most recent closing price of such shares on such other exchange.

    "Debt Service" means, for any Person for the period for which such amount is being determined, (a) the amount (without duplication) of all principal payments made and interest accrued with respect to any Indebtedness of such Person and all payments made in respect of Capital Leases of such Person, less (b) interest income earned by such Person.

    "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

    "Documentation Agent" means NationsBank of Texas, N.A., as
Documentation Agent for the Banks pursuant to Article VIII.

    "Dollar Equivalent" means the equivalent in another currency of an amount in Dollars to be determined by reference to the rate of exchange quoted by the Agent, at 10:00 a.m. (Dallas, Texas time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.

    "Dollars" and "$" means lawful money of the United States of America.

    "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on Schedule 9.02 or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

    "EBITDA" means, without duplication, for any period for which such amount is being determined, the sum of the amounts for such period of (a) Net Income plus (b) to the extent deducted in determining Net Income, Interest Expense, the provision for income taxes, depreciation, amortization, and other non-cash items.

    "Effective Date" means the date all of the conditions precedent set forth in Section 3.01 have been satisfied, and the Agent shall have confirmed the same in writing to the Banks.

    "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having primary capital of not less than $250,000,000 and approved by the Agent, the Issuing Banks, and (provided no Default has occurred and is continuing) the Borrower, which approvals will not be unreasonably withheld, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $250,000,000 (or its Dollar Equivalent) and approved by the Agent, the Issuing Banks, and (provided no Default has occurred and is continuing) the Borrower, which approvals will not be unreasonably withheld, (c) a Bank, and (d) an Affiliate of the respective assigning Bank, without approval of any Person but otherwise meeting the eligibility requirements of (a) or (b) above.

    "Eligible Other Equipment" means, as of any Borrowing Base Determination Date, all Other Equipment which (a) is owned by the Borrower or any Guarantor other than a Canadian Subsidiary on such date and was so owned on the date of the most recent Borrowing Base Certificate delivered to the Banks and (b) is subject to an Acceptable Security Interest in favor of the Agent for the benefit of the Banks.

    "Eligible Real Property" means, as of any Borrowing Base Determination Date, any real property (other than Property described on Schedule 1.01(c), Property securing the Headquarters Credit Agreement, and other Property which is unacceptable to the Agent, in its sole reasonable discretion) which is owned by the Borrower or any Guarantor (other than a Canadian Subsidiary) on such date and was so owned on the date of the most recent Borrowing Base Certificate delivered to the Banks, provided that:

         (a) such Property is subject to an Acceptable Security Interest in favor of the Agent for the benefit of the Banks,

         (b) if such Property (i) is subject to an Existing Lien and (ii) has a Real Estate Value in excess of $l,000,000 (without deducting the amount of the Indebtedness secured by such Existing Lien), then a First Lienholder Consent has been executed and delivered to the Agent by each holder of an Existing Lien on such Property in accordance with the post-closing schedule attached as Exhibit 5.08(b),

         (c) if such Property is subject to a Material Lease, a SNDA Agreement has been executed and delivered to the Agent by the lessee in accordance with the post-closing schedule attached as Exhibit 5.08(b), and

         (d) if such Property is subject to a lease to an Affiliate of the Borrower or a Guarantor, the lessor and lessee for such lease have become parties to the Master SA Agreement on or prior to March 31, 1996 by appropriate amendments to the Master SA Agreement to reflect such additional parties and inclusion of such Property.

    "Eligible Receivables" means, as of any Borrowing Base Determination Date, all Receivables of the Borrower or any Guarantor other than a Canadian Subsidiary as of the date of the most recent Borrowing Base Certificate delivered to the Banks or, in the case of ABF, any later Interim Receivables Report, in which the Agent has an Acceptable Security Interest for the benefit of the Banks except:

         (a) any Receivable which remains unpaid more than 90 days after the date of the original invoice for such Receivable;

         (b) any Receivable which is from an obligor which has more than 10% of its accounts with all Guarantors outstanding more than 120 days after the date of the original invoice;

         (c) any Receivable which is from an obligor which is to the Borrower's or any Guarantor's knowledge Insolvent;

         (d) any Receivable which is in excess of the applicable obligor's Concentration Limit;

         (e) any Receivable which is not to the Borrower's or any Guarantor's knowledge free and clear of all Liens except (i) Liens in favor of the Agent for the benefit of the Banks and second priority Liens in favor of the Liquidity Agent for the benefit of the Liquidity Banks and (ii) Permitted Liens on Receivables of a Logistics Subsidiary described in Section 6.01(m) to the extent the aggregate obligations secured by such Liens do not exceed $3,000,000 in the aggregate;

         (f) any Receivable which does not arise under a contract representing the legal, valid and binding payment obligation of the obligor thereon, enforceable by such Guarantor in accordance with its terms;

         (g) any Receivable which together with the related contract does not comply in all material respects with all Legal Requirements of the jurisdictions where it originated;

         (h) any Receivable which does not provide, according to its original terms, that the amount payable thereunder will be due within 60 days following the date upon which the related obligor became obligated thereon;

         (i) any Receivable which is payable by an obligor which is located in any jurisdiction outside of the United States of America, Puerto Rico or Canada;

         (j) any Receivable which is unacceptable to the Majority Banks for credit reasons in their reasonable discretion;

         (k) any Receivable which is payable by an Affiliate of the Borrower, but only to the extent such Receivable, when aggregated with all such Receivables payable by Affiliates of the Borrower exceeds $100,000;

         (l) any Receivable which is payable by an obligor which is an agency or instrumentality of the federal government of the United States of America; and

         (m) any Receivable which is subject to setoff, counterclaim, defense, allowance, dispute or adjustment other than allowances or discounts in the ordinary course of business consistent with past practices.

    "Eligible Revenue Equipment" means, as of any Borrowing Base
Determination Date, all Revenue Equipment which is (a) owned by the Borrower or any Guarantor other than a Canadian Subsidiary as of such date and was so owned as of the date of the most recent Borrowing Base
Certificate delivered to the Banks and (b) subject to an Acceptable Security Interest in favor of the Agent for the benefit of the Banks.

    "Environment" or "Environmental" shall have the meanings set forth in 43 U.S.C. 9601(8) (1988).

    "Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

    "Environmental Law" means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.

    "Environmental Permit" means any permit, license, order, approval or other authorization under Environmental Law.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

    "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule 9.02 (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

    "Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) equal to (A) the rate per annum at which deposits in Dollars are offered by the principal office of Societe Generale in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two

Business Days before the first day of such Interest Period in an amount substantially equal to Societe Generale's Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period divided by (B) one minus the applicable statutory reserve requirements of the Documentation Agent, expressed as a decimal (including without duplication or limitation, basic, supplemental, marginal and emergency reserves), from time to time in effect under Regulation D or similar regulations of the Federal Reserve Board. It is agreed that for purposes of this definition, Eurodollar Rate Advances made hereunder shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D.

    "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.06(b).

    "Events of Default" has the meaning set forth in Section 7.01.

    "Excess Cash Flow" means, for any fiscal year of the Borrower on an Adjusted Consolidated basis, (a) EBITDA for such year, minus (b) the aggregate amount paid (without duplication) during such year for taxes, capital expenditures, permitted Restricted Payments, Interest Expense, and scheduled principal payments on Indebtedness, minus (or plus) (c) changes in working capital from the prior fiscal year.

    "Excess Revenue Equipment" means the Revenue Equipment identified on
Schedule 1.01(d).

    "Existing Lien" means a mortgage Lien on real property which is existing on the Effective Date and which is identified on Schedule 6.01.

    "Expiration Date" means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

    "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

    "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

    "Financial Statements" means the financial statements described in
Section 4.05.

    "First Lienholder Consent" means a Lender Estoppel Certificate and Agreement in substantially the form of Exhibit M executed and delivered by the holder of an Existing Lien on Eligible Real Property which Lien is senior in priority to the Lien in favor of the Agent for the benefit of the Banks.

    "Fund," "Trust Fund," or "Superfund" means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. 9631 (1988) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. 9641 (1988), which statutory provisions have been amended or repealed by the Superfund Amendments and Reauthorization Act of 1986, and the "Fund," "Trust Fund," or "Superfund" that are now maintained pursuant to 9507 of the Code.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

    "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Bank, the Borrower, or the Borrower's Subsidiaries or any of their respective Properties.

    "Governmental Proceedings" means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

    "Guarantor" means each Subsidiary of the Borrower that is a party to the Guaranty, and "Guarantors" means such Persons collectively. The Guarantors on the Effective Date are identified on Schedule 4.01.

    "Guarantors Security Agreement" means the Amended and Restated Security Agreement dated of even date herewith executed by the Guarantors in substantially the form of Exhibit E, as it may be amended from time to time in accordance with its terms.

    "Guaranty" means the Amended and Restated Subsidiary Guaranty and Contribution Agreement dated of even date herewith in substantially the form of the attached Exhibit C executed by certain Subsidiaries of the Borrower, as it may be amended hereafter in accordance with its terms.

    "Hazardous Substance" means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

    "Hazardous Waste" means the substances regulated as such pursuant to any Environmental Law.

    "Headquarters Credit Agreement" means the Amended and Restated Credit Agreement dated as of August 10, 1995, as amended by the First Amendment Agreement dated as of February 21, 1996, each among the Borrower, the banks party thereto, and NationsBank of Texas, N.A., as agent for such banks, as such agreement may be further amended from time to time in accordance with its terms.

    "Indenture" means the Indenture dated as of April 15, 1986 between WWC and First Union National Bank of North Carolina, N.A. (formerly known as First Union National Bank), as Trustee, as it may be amended or supplemented in accordance with its terms.

    "Indebtedness" means (without duplication), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables or bank drafts (payable within 120 days) arising in the ordinary course); (ii) indebtedness of others which such Person has directly or indirectly assumed or guaranteed or otherwise provided credit support therefor; (iii) indebtedness of others secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness; (iv) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than trade payables or bank drafts (payable within 120 days) arising in the ordinary course); and (v) obligations of such Person under Capital Leases.

    "Insolvent" means, with respect to any Person, that (i) the present fair saleable value of such Person's assets is less than the amount that will be required to pay its probable liability on its then existing legal liabilities, either matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as they become absolute or matured, or (ii) the property remaining in its hands is an unreasonably small capital for the business or transaction in which it is engaged or is about to engage.

    "Intercreditor Agreement" means the Intercreditor Agreement dated as of February 21, 1996 between the Agent and the Liquidity Agent, and in substantially the form of Exhibit R, as it may be hereafter amended in accordance with its terms.

    "Interest Expense" means, for any Person, for any period for which such amount is being determined, total interest expense (including that properly attributable to Capital Leases in accordance with GAAP and amortization of debt discount and debt issuance costs); including, without limitation, all capitalized interest, all commissions and other fees, discounts, and charges incurred with respect to letters of credit.

    "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Prime Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two, or three months, in each case as the Borrower may, upon notice received by the Agent not later than 11:00 a.m. (Dallas, Texas time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

         (a) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

         (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

         (c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

         (d) the Borrower may not select any Interest Period for any Term Advance which ends after any scheduled principal repayment date unless, after giving effect to such selection, the aggregate unpaid principal amount of Term Advances that are Prime Rate Advances and Term Advances having Interest Periods which end on or before such scheduled principal repayment date shall be at least equal to the amount of Term Advances due and payable on or before such date.

    "Interim Receivables Report" means an Interim Receivables Report of the Borrower in substantially the form of Exhibit L-2.

    "Issuing Bank" means Societe Generale or NationsBank of Texas, N.A. or any other Bank which agrees at the request of the Borrower to act as issuer of a Letter of Credit hereunder, or any Bank acting as a successor issuing bank pursuant to Section 8.06, and "Issuing Banks" means, collectively, all of such Banks.

    "Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

    "Letter of Credit" means, individually, any letter of credit issued by an Issuing Bank which is subject to this Agreement, including, without limitation, the letters of credit described on Schedule 1.01(b), and "Letters of Credit" means all such letters of credit collectively.

    "Letter of Credit Documents" means, with respect to any Letter of Credit, such Letter of Credit and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

    "Letter of Credit Exposure" means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

    "Letter of Credit Obligations" means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

    "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).

    "Liquidity Agent" means Societe Generale, Southwest Agency, as agent for the Liquidity Banks under the Liquidity Facility, or any successor agent thereunder.

    "Liquidity Banks" means the financial institutions which are banks parties to the Liquidity Facility.

    "Liquidity Facility" means the Credit Agreement dated as of February 21, 1996 among the Borrower, the banks party thereto, and Societe Generale, Southwest Agency, as agent for such banks, pursuant to which the banks have agreed to make advances to the Borrower in an aggregate amount not to exceed $30,000,000, as such agreement may be amended or otherwise modified in accordance with its terms.

    "Liquid Investments" means:

         (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States;

         (b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof ("bank debt securities"), issued by (A) any Bank or (B) any other bank or trust company which has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than "A" (or the then equivalent) by the rating service of S&P or of Moody's Investors Service, and (ii) commercial paper issued by (A) any Bank or (B) any other Person if at the time of purchase such commercial paper is rated not less than "A-2" (or the then equivalent) by the rating service of S&P or not less than "P-2" (or the then equivalent) by the rating service of Moody's Investors Service, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Majority Banks;

         (c) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than "A" (or the then equivalent) by the rating service of S&P or of Moody's Investors Service; and

         (d) shares of any mutual fund registered under the Investment Company Act of 1940, as amended, which invests solely in underlying securities of the types described in clauses (a), (b) and (c) above and which do not constitute "margin stock" within the meaning of Regulation U of the Federal Reserve Board; and

         (e) such other instruments (within the meaning of Article 9 of the Texas Business and Commerce Code) as the Borrower may request and the Majority Banks may approve in writing, which approval will not be unreasonably withheld.

    "Logistics Subsidiary" means any Subsidiary of the Borrower which contracts for the benefit of its customers the railroad shipment of such customer' goods with any railroad company.

    "Majority Banks" means, at any time, Banks holding at least 66-2/3% of the then aggregate unpaid principal amount of the Notes held by the Banks and the participation interest in the Letter of Credit Exposure of the Banks at such time, or, if no such principal amount and Letter of Credit Exposure is then outstanding, Banks having at least 66-2/3% of the aggregate amount of the Revolving Commitments at such time.

    "Master SA Agreement" means the Master Subordination and Attornment Agreement dated as of February 21, 1996 among the Agent, the Borrower and certain Guarantors in substantially the form of Exhibit O, as it may be amended hereafter in accordance with its terms.

    "Material Adverse Change" shall mean a material adverse change in the business, financial condition, or results of operations of the Borrower or any Guarantor, in each case since the date of the Financial Statements.

    "Material Lease" means any lease of real property to a Person other than an Affiliate of the Borrower or any Guarantor which either (a) covers real property which has a Real Estate Value in excess of $1,000,000 or (b) has a monthly lease rental of $5,000 or greater.

    "Maturity Date" means August 11, 1998.

    "Maximum Rate" means the maximum nonusurious interest rate under applicable law.

    "Mortgages" means, collectively, the deeds of trust and mortgages executed by the Borrower or any Guarantor to secure the Obligations, each substantially in the form of Exhibit Q with such modifications as may be necessary and appropriate in the opinion of counsel to the Agent to comply with the state law of the filing jurisdiction and as may be reasonably satisfactory to the Agent (provided any such modification does not materially and adversely affect the rights and benefits to be accorded to the Agent for the benefit of the Banks), as the same may be amended or terminated in accordance with their terms, and "Mortgage" means any of such instruments.

    "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

    "Net Cash Proceeds" means (a) the aggregate cash proceeds (including, without limitation, insurance proceeds) received by the Borrower or any Guarantor in connection with any Asset Sale or Capitalization Event, minus
(b) the reasonable expenses of the Borrower or such Guarantor in connection with such Asset Sale or such Capitalization Event, minus, in the case of an Asset Sale, current and deferred taxes attributable to such Asset Sale, including income taxes, if any, after allocation of the appropriate tax bases pursuant to the Code, and required payments on any Indebtedness (other than the Obligations) secured by the Property which is the subject of the Asset Sale.

    "Net Depreciated Value" means, with respect to Revenue Equipment and Other Equipment, the aggregate value of such Revenue Equipment and Other Equipment on the books of the Borrower or any Guarantor as of the date of acquisition thereof by the Borrower or such Guarantor or the actual cost of such Revenue Equipment or Other Equipment to the Borrower or such Guarantor, whichever is less (the "Cost"), minus depreciation computed to the date of the most recent Borrowing Base Certificate delivered to the

Banks at a rate sufficient to depreciate such Revenue Equipment and Other Equipment, as appropriate, to the extent, and in the periods, set forth below on a straight-line basis to a customary residual value:

         city tractors:  within seven years

         trucks:  within five years

         tractors (other than city tractors): within three years

         trailers:  within seven years

         Other Equipment:  within 15 years


    "Net Income" means, for any Person for any period for which such amount is being determined, the net income of such Person after taxes, as determined in accordance with GAAP, excluding, however, extraordinary items, including but not limited to (i) any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write-up or write-down of assets.

    "Net Worth" means, for any Person, stockholders equity of such Person determined in accordance with GAAP.

    "Note" means either a Revolving Note or a Term Note.

    "Notice of Borrowing" means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

    "Notice of Conversion or Continuation" means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

    "Obligations" means all Advances, Reimbursement Obligations, and other amounts payable by the Borrower to the Agent, the Documentation Agent, or the Banks under the Credit Documents.

    "Other Equipment" means, with respect to any Person, equipment other than Revenue Equipment, free and clear of all Liens other than Permitted Liens.

    "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

    "Permitted Liens" means the Liens permitted to exist pursuant to
Section 6.01.

    "Permitted Priority Liens" means (i) Liens on Eligible Real Property owned by the Borrower or a Guarantor on the Effective Date, other than Property described on Schedule 1.01(c), which Liens are in favor of the Liquidity Agent for the benefit of the Liquidity Banks and secure the obligations of the Borrower and the Guarantors under the Liquidity Facility, (ii) Existing Liens, and (iii) Liens permitted by paragraphs (c) and (d) of Section 6.01 solely to the extent such Liens are afforded priority under applicable law.

    "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

    "Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

    "Prime Rate" means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by Societe Generale, New York Branch as its prime commercial lending rate (which may not be the lowest rate offered to its customers), whether or not the Borrower has notice thereof.

    "Prime Rate Advance" means an Advance which bears interest as provided in Section 2.06(a). "Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

    "Property Adjustment Report" means a Property Adjustment Report in substantially the form of Exhibit L-3.

    "Pro Rata Share" means, at any time with respect to any Bank, either
(a) the ratio (expressed as a percentage) of such Bank's Revolving Commitment at such time to the aggregate Revolving Commitments at such time or (b) if the Revolving Commitments have been terminated, the ratio (expressed as a percentage) of such Bank's aggregate outstanding Advances and participation interest in the Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time.

    "Real Estate Value" means, with respect to any Eligible Real Property,
(a) the appraised value of such Property if an appraisal less than two years old is available in connection with such Property, and otherwise the net book value of such Eligible Real Property as of the date of the most recent Borrowing Base Certificate (or, if applicable, Property Adjustment Report) delivered to the Banks less (b) the aggregate amount of Indebtedness (other than the Obligations, the Indebtedness under the Liquidity Facility, and bond Indebtedness which is supported by a Letter of Credit) secured by Liens on such Property.

    "Receivables" means all rights to receive payment for goods sold or for services rendered in the ordinary course of business.

    "Register" has the meaning set forth in paragraph (c) of Section 9.06.

    "Reimbursement Obligations" means all of the obligations of the Borrower set forth in Section 2.13(c).

    "Reinvestment Election" shall have the meaning provided in Section 2.07(c)(iii).

    "Reinvestment Notice" shall mean a written notice signed by a Responsible Officer of the Borrower stating that the Borrower, in good faith, intends and expects to use, or cause any Guarantor to use, all or a specified portion of the Net Cash Proceeds of an Asset Sale of Revenue Equipment (other than Excess Revenue Equipment) to purchase or otherwise acquire replacement Revenue Equipment; it being agreed that in lieu of identifying a future use for such Net Cash Proceeds, the Borrower may identify funds already paid in connection with Revenue Equipment acquired during the preceding 12 month period and such prior expenses (allocated only once) shall be deemed to be reinvestments for purposes of reducing the prepayment obligations of the Borrower under Section 2.07(c)(iii).

    "Reinvestment Prepayment Amount" means, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (a) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (b) the aggregate amount thereof expended by the Borrower and the Guarantors to acquire replacement Revenue Equipment.

    "Reinvestment Prepayment Date" means, with respect to any Reinvestment Election, the earliest of (a) the date, if any, upon which the Agent, on behalf of the Majority Banks, shall have delivered a written termination notice to the Borrower, provided that such notice may only be given while an Event of Default exists, (b) the date occurring 90 days after the consummation of the Asset Sale which is the subject of such Reinvestment Election, and (c) the date on which the Borrower or the relevant Guarantor shall have determined not to, or shall have otherwise ceased to, proceed with the purchase or other acquisition of replacement Revenue Equipment with the related Anticipated Reinvestment Amount.

    "Release" shall have the meaning set forth in CERCLA or under any other Environmental Law. "Reportable Event" means any of the events set forth in
Section 4043(b) of ERISA.

    "Response" shall have the meaning set forth in CERCLA or under any other Environmental Law.

    "Responsible Officer" means the Chief Executive Officer, President, Chief Financial Officer, any Executive or Senior Vice President, Treasurer or Secretary of any Person.

    "Restricted Payment" means (a) any direct or indirect payment, prepayment, redemption, purchase, or deposit of funds or Property for the payment (including any sinking fund or defeasance), prepayment, redemption or purchase of Subordinated Debt, and (b) the making by any Person of any dividends or other distributions (in cash, property, or otherwise) on, or payment for the purchase, redemption or other acquisition of, any shares of any capital stock of such Person, other than dividends payable in such Person's stock.

    "Revenue Equipment" means, with respect to any Person, trucks, tractors, trailers, and city tractors, and all accessories and parts attached thereto, owned by such Person as of the date of determination free and clear of all Liens other than Permitted Liens.

    "Revolving Advance" means any advance by a Bank to the Borrower pursuant to Section 2.01(a).

    "Revolving Borrowing" means a borrowing consisting of simultaneous Revolving Advances of the same Type made by each Bank pursuant to Section 2.01(a) or Converted by each Bank to Revolving Advances of a different Type pursuant to Section 2.02(b).

    "Revolving Commitment" means, with respect to any Bank, the amount set opposite such Bank's name on Schedule 1.01(a) as its Revolving Commitment, or if such Bank has entered into any Assignment and Acceptance, the amount set forth for such Bank as its Revolving Commitment in the Register maintained by the Agent pursuant to Section 9.06(c), as such amount may be reduced pursuant to Section 2.04.

    "Revolving Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of the attached Exhibit A, evidencing indebtedness of the Borrower to such Bank resulting from Revolving Advances owing to such Bank.

    "Rolling Period" means with respect to any fiscal quarter of the Borrower, such fiscal quarter and the three immediately preceding fiscal quarters.

    "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or any successor thereof.

    "Security Agreements" means, collectively, the Borrower Security Agreement, the Guarantors Security Agreement, the Mortgages, and any other agreement executed in connection with the Liens in favor of the Agent for the benefit of the Banks securing the Obligations.

    "SNDA Agreement" means any Subordination, Non-Disturbance and
Attornment Agreement executed by the Agent, a Guarantor, and a lessee of Property from such Guarantor in substantially the form of Exhibit P, as it may be amended hereafter in accordance with the terms.

    "Subordinated Debentures" means the 6 1/4% Convertible Subordinated Debentures Due 2011 issued by WWC (at that time called Carolina Freight Corporation) pursuant to the Indenture in the original aggregate principal amount of $50,000,000, of which $49,994,000 is outstanding on the date of this Agreement.

    "Subordinated Debt" means (a) the Subordinated Debentures, and (b) any Indebtedness of the Borrower or any of its Subsidiaries which is subordinated to their respective obligations under the Credit Documents and which is on terms and conditions satisfactory to the Agent and the Banks.

    "Subordinated Debt Documents" means the Indenture, the Subordinated Debentures and all documents, instruments and agreements now or hereafter executed by the Borrower or any of its Subsidiaries in respect of Subordinated Debt and any and all amendments, modifications, supplements, renewals or restatements thereof approved in accordance with Section 6.02.

    "Subsidiary" of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

    "Term Advance" means any advance by a Bank to the Borrower pursuant to
Section 2.01(b). "Term Borrowing" means a borrowing consisting of simultaneous Term Advances of the same Type which are continued, or Converted to Term Advances of a different Type, pursuant to Section 2.02(b).

    "Termination Event" means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

    "Term Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of the attached Exhibit B, evidencing indebtedness of the Borrower to such Bank resulting from Term Advances owing to such Bank.

    "Title Policy" means a Mortgagee Policy of Title Insurance which (a) is in the most current form of the American Land Title Association (or such other form as approved by the Agent), (b) is issued by Lawyers Title Insurance Corporation or Chicago Title Insurance Company, with such reinsurance as the Agent shall reasonably request, (c) insures that the grantor of the Lien insured by such policy owns the Property subject to such Lien in fee simple and that the Mortgage covering the Property qualifies the Property as an Eligible Real Property and is a valid lien on the Property in favor of the Agent for the benefit of the Banks (subject only to Permitted Priority Liens), (d) includes such endorsements as the Agent from time to time may reasonably require, (e) does not contain any exceptions for rights of parties in possession, or unpaid delinquent installments of taxes, special assessments or subsequent assessments due to changes in ownership or usage, or any other exceptions to coverage other than Permitted Liens.

    "Treadco" means Treadco, Inc., a Delaware corporation, which is an Affiliate of the Borrower.

    "Type" has the meaning set forth in Section 1.04.

    "WWC" means WorldWay Corporation, a North Carolina corporation, formerly known as Carolina Freight Corporation.

    Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

    Section 1.03.     Accounting Terms; Changes in GAAP.

    (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

    (b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the Consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP.

    (c) If any changes in accounting principles after December 31, 1995 are required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement, then the parties shall enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the Borrower's and its Consolidated Subsidiaries' financial condition shall be the same after such change as if such change had not been made.

    Section 1.04. Types of Advances. Advances are distinguished by "Type". The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Prime
Rate Advance, each of which constitutes a Type.

    Section 1.05. Miscellaneous. Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

                            ARTICLE II

              THE ADVANCES AND THE LETTERS OF CREDIT

    Section 2.01.     The Advances; Extension of Maturity Date.


    (a) Revolving Advances. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day prior to the Maturity Date in an aggregate amount not to exceed at any time outstanding an amount equal to such Bank's Revolving Commitment less such Bank's Pro Rata Share of the Letter of Credit Exposure at such time. The aggregate amount of all outstanding Revolving Advances and Letter of Credit Exposure at any time may not exceed either (i) the aggregate Revolving Commitments at such time or (ii) the Borrowing Base at such time. Within the limits of each Bank's Revolving Commitment and the Borrowing Base limitation set forth above, the Borrower may from time to time prepay pursuant to Section 2.07 and reborrow under this Section 2.01(a).

    (b) Term Advances. On the Effective Date, each Bank has Term Advances in the aggregate amount set forth on Schedule 1.01(a). Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to continue its outstanding Term Advances to the Borrower. Any Term Advances which are prepaid or repaid may not be reborrowed.

    Section 2.02.     Method of Borrowing.

    (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing, given not later than (i) 11:00 a.m. (Dallas, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Advance or (ii) 11:00 a.m. (Dallas, Texas time) on the Business Day of the proposed Borrowing, in the case of a Prime Rate Advance, by the Borrower to the Agent, which shall give to each Bank prompt notice on the day of receipt of timely Notice of Borrowing of such proposed Borrowing by telecopier. Each Notice of Borrowing shall be in writing or by telecopier specifying the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Rate Advances, the Interest Period for each such Advance. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Agent shall promptly notify each Bank of the applicable interest rate under Section 2.06(b). Each Bank shall (i) in the case of all Borrowings other than Borrowings made on the same day as the day the Notice of Borrowing is received, before 11:00 a.m. (Dallas, Texas time) on the date of such Borrowing and (ii) in the case of Borrowings made on the same day as the date of the Notice of Borrowing, before 1:00 p.m. (Dallas, Texas time), make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 9.02, or such other location as the Agent may specify by notice to the Banks, in same day funds, such Bank's Pro Rata Share of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in
Article III, the Agent will make such funds available to the Borrower at its account with the Agent.

    (b) Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Borrowing under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Agent at the Agent's office no later than 11:00 a.m. (Dallas, Texas time) (i) on the Business Day of the proposed conversion date in the case of a Conversion of such Advances to Prime Rate Advances and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurodollar Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telecopier, specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the Borrowing amount and Type of the Advances to be Converted or continued,
(iii) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances, and (iv) in the case of a Conversion to, or a continuation of, Eurodollar Rate Advances, the requested Interest Period. Term Advances may only be Converted or continued as Term Advances and Revolving Advances may only be Converted or continued as Revolving Advances. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Agent shall provide each Bank with a copy thereof and, in the case of a Conversion to or a Continuation of Eurodollar Rate Advances, notify each Bank of the applicable interest rate under Section 2.06(b). For purposes other than the conditions set forth in Section 3.02, the portion of Term Advances comprising part of the same Term Borrowing that are Converted to Term Advances of another Type shall constitute a new Term Borrowing and the portion of Revolving Advances comprising part of the same Revolving Borrowing that are Converted to Revolving Advances of another Type shall constitute a new Revolving Borrowing.

    (c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

         (i) each Borrowing shall be in an aggregate amount not less than $5,000,000 or greater multiples of $1,000,000, in the case of Eurodollar Rate Advances, or $1,000,000 or greater multiples of $100,000, in the case of Prime Rate Advances, and shall consist of Advances of the same Type made on the same day by the Banks ratably according to their respective Commitments.

         (ii) at no time shall there be more than five Interest Periods applicable to outstanding Eurodollar Rate Advances;

         (iii) the Borrower may not select Eurodollar Rate Advances for any Borrowing to be made, Converted or continued if (A) the aggregate amount of such Borrowing is less than $5,000,000 or (B) a Default has occurred and is continuing;

         (iv) (A) if any Bank shall, at any time prior to the making of any requested Borrowing comprised of Eurodollar Rate Advances, notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, such Bank's Pro Rata Share of such Borrowing shall be made as a Prime Rate Advance of such Bank, but otherwise shall be considered part of the same Borrowing and interest on such Prime Rate Advance shall be due and payable at the same time that interest on the Eurodollar Rate Advances comprising the remainder of such Borrowing shall be due and payable; and (B) such Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank;

         (v) if the Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Prime Rate Advance;

         (vi) if the Majority Banks shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Prime Rate Advance; and

         (vii) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 and paragraph (a) or (b) above, the Agent will forthwith so notify the Borrower and the Banks and such Advances will be made available to the Borrower on the date of such Borrowing as Prime Rate Advances or, if an existing Advance, Converted into Prime Rate Advances.

    (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, out-of-pocket cost or expense incurred by such Bank as a result of any condition precedent for Borrowing set forth in Article III not being satisfied for any reason, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

    (e) Agent Reliance. Unless the Agent shall have received notice from a Bank before the date of any Borrowing that such Bank will not make available to the Agent such Bank's Pro Rata Share of the Borrowing, the Agent may assume that such Bank has made its Pro Rata Share of such Borrowing available to the Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Pro Rata Share of such Borrowing available to the Agent, such Bank and the Borrower severally agree to immediately repay to the Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

    (f) Bank Obligations Several. The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

    (g) Notes. The indebtedness of the Borrower to each Bank resulting from Revolving Advances owing to such Bank shall be evidenced by the Revolving Note of the Borrower payable to the order of such Bank in substantially the form of Exhibit A. The indebtedness of the Borrower to each Bank resulting from Term Advances owing to such Bank shall be evidenced by the Term Note of the Borrower payable to the order of such Bank in substantially the form of Exhibit B.

    Section 2.03.     Fees.

    (a) Commitment Fees. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the average daily amount by which such Bank's Revolving Commitment exceeds the sum of such Bank's outstanding Revolving Advances and Pro Rata Share of the Letter of Credit Exposure (i) at a rate per annum equal to .375% for the period from December 29, 1995 until January 30, 1996, and (ii) at a rate per annum equal to the Applicable Margin for the period from January 31, 1996 until the Maturity Date, such fees due and payable quarterly in arrears (A) on the last Business Day of each March, June, September and December and (B) on the Maturity Date.

    (b) Letter of Credit Fees. The Borrower agrees to pay to the Agent for the pro rata benefit of the Banks, fees in respect of all Letters of Credit outstanding at a rate per annum equal to the Applicable Margin calculated on the maximum amount available from time to time to be drawn under such outstanding Letters of Credit, payable in arrears (i) on and through the last Business Day of each March, June, September and December and (ii) on the Maturity Date. In addition, the Borrower agrees to pay to each Issuing Bank for its own account fees in respect of all Letters of Credit outstanding and issued by such Issuing Bank equal to one-eighth percent (1/8%) per annum of the maximum amount available from time to time to be drawn under such outstanding Letters of Credit, payable in arrears
(i) on the last Business Day of each March, June, September and December and (ii) on the Maturity Date.

    (c) Agent Fees. The Borrower agrees to pay to the Agent and the Documentation Agent for their benefit the fees set forth in the Agents' Fee Letter.

    (d) Amendment Fees. The Borrower agrees to pay to the Agent for the benefit of the Banks specified therein the fees set forth in the Amendment Fee Letter.

    Section 2.04.     Reduction of the Revolving Commitments.

    (a) Voluntary Reduction. Provided that the Liquidity Facility has terminated and all obligations thereunder have been paid in full, the Borrower shall have the right, upon at least three Business Days' irrevocable notice to the Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $1,000,000. Any reduction or termination of the Revolving Commitments pursuant to this Section 2.04 shall be permanent, with no obligation of the Banks to reinstate such Revolving Commitments and the commitment fees provided for in Section 2.03(a) shall thereafter be computed on the basis of the Revolving Commitments, as so reduced.

    (b)  Change of Control.  Upon the occurrence of any of the following:

(i) a change in control is reported by the Borrower in response to either
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or (ii) any "person" (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange
Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Borrower representing the Control Percentage or more of the combined voting power of the Borrower's then outstanding securities; then, in such event the

Majority Banks may, at their sole option upon written notice to the Borrower (a "Termination Notice"), declare the obligation of each Bank to make Advances and the obligation of each Issuing Bank to issue, increase, or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate and the Revolving Commitments shall reduce to zero.

    (c) Capitalization Event. Upon the occurrence of any Capitalization Event, the aggregate Revolving Commitments shall reduce (effective on the same date a mandatory prepayment of outstanding Term Advances (if any) would be due pursuant to Section 2.07(c)(iv)) by an amount equal to (i) 100% of the Net Cash Proceeds of such Capitalization Event, less (ii) the sum of the outstanding Term Advances (if any) immediately prior to the mandatory prepayment to be made on such date, less (iii) the aggregate amount of the "Tranche A Commitments" and "Tranche B Commitments" (as such terms are defined in the Liquidity Facility).

    Section 2.05.     Repayment of Advances.

    (a) Revolving Advances. The Borrower shall repay the outstanding principal amount of each Revolving Advance on the Maturity Date.

    (b) Term Advances. The Borrower shall repay the outstanding principal amount of Term Advances in seven installments and one final payment on the dates and in the amounts set forth below:

         Payment Date           Installment
                                   Amount

            11/30/96             $2,399,044
            02/28/97             $2,399,044
            05/31/97            $10,732,377
            08/31/97            $10,732,377
            11/30/97            $13,131,422
            02/28/98             $2,714,755
            05/31/98             $2,714,755
            08/11/98            $27,147,547

    Section 2.06. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

    (a) Prime Rate Advances. If such Advance is a Prime Rate Advance, a rate per annum equal at all times to the lesser of (i) the Adjusted Prime Rate in effect from time to time plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last Business Day of each calendar quarter and on the date such Prime Rate Advance shall be paid in full, provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of
(i) the rate required to be paid on such Advance immediately prior to the date on which such amount becomes due plus two percent (2%) and (ii) the Maximum Rate.

    (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the lesser of (i) the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last day of such Interest Period, and on the date such Eurodollar Rate Advance shall be paid in full; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (i) the greater of (A) the Adjusted Prime Rate in effect from time to time plus two percent (2%) and (B) the rate required to be paid on such Advance immediately prior to the date on which such amount became due plus two percent (2%) and (ii) the Maximum Rate.

    (c) Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Agent for the account of the Banks an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes.
In the event the Banks ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

    (d) Other Amounts Overdue. If any amount payable under this Agreement other than the Advances is not paid when due and payable, including without limitation, accrued interest and fees, then such overdue amount shall accrue interest hereon due and payable on demand at a rate per annum equal to the Adjusted Prime Rate plus two percent (2%), from the date such amount became due until the date such amount is paid in full.

    Section 2.07.     Prepayments.

    (a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.

    (b) Optional Prepayments. The Borrower may elect to prepay any of the Advances, after giving by 11:00 a.m. (Dallas, Texas time) (i) in the case of Eurodollar Rate Advances, at least three Business Days' or (ii) in case of Prime Rate Advances, at least one Business Day's prior written notice to the Agent stating the proposed date and aggregate principal amount of such prepayment, whether such prepayment should be applied to reduce outstanding Term Advances or Revolving Advances, and if applicable, the relevant Interest Period for the Advances to be prepaid. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, and shall also pay accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 or an integral multiple of $1,000,000.

(c)  Mandatory Prepayments.

     (i) Change of Control. On the fifth Business Day following the Borrower's receipt of a Termination Notice pursuant to Section 2.04 (b) hereof, the Borrower shall be required to prepay all outstanding Advances in full and to deposit with the Agent into the Cash Collateral Account an amount equal to the Letter of Credit Exposure.

     (ii) Borrowing Base Deficiency. On each Borrowing Base Determination Date, the Borrower shall be required to prepay Revolving Advances in an aggregate amount equal to the excess of (A) the aggregate amount of outstanding Revolving Advances and Letter of Credit Exposure on such date over (B) the Borrowing Base, as determined on such Borrowing Base Determination Date (or, upon payment in full of all outstanding Revolving Advances, to deposit with the Agent into the Cash Collateral Account an amount equal to the amount of the Letter of Credit Exposure which exceeds the Borrowing Base).

     (iii) Asset Sale. Within 15 days after the end of each calendar quarter during which there occurs any Asset Sale, the Borrower shall prepay Term Advances in an amount equal to 100% of the Net Cash Proceeds of each such Asset Sale occurring during such quarter; provided that in the case of any Asset Sale which individually or in the aggregate with other Asset Sales that quarter yields Net Cash Proceeds of greater than $7,500,000, such prepayment shall be made on the date 10 days after the occurrence of such Asset Sale; provided that Net Cash Proceeds from Asset Sales of the Borrower or any Guarantor of Revenue Equipment (other than Excess Revenue Equipment) which are consummated after December 31, 1996 shall not be required to be used to so repay Term Advances to the extent the Borrower elects, as hereinafter provided, to cause such Net Cash Proceeds to be reinvested in replacement Revenue Equipment (a "Reinvestment Election"). The Borrower may exercise its Reinvestment Election (within the parameters specified in the preceding sentence) with respect to an Asset Sale of Revenue Equipment (other than Excess Revenue Equipment) if (i) no Default exists and (ii) the Borrower delivers a Reinvestment Notice to the Agent on the 20th day of the calendar month following the month in which the consummation of the respective Asset Sale occurs, with such Reinvestment Notice being effective with respect to the Net Cash Proceeds of such Asset Sale equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice. Notwithstanding anything herein to the contrary, with respect to any sale of Revenue Equipment prior to the Effective Date for which the Borrower has delivered a Reinvestment Notice prior to the Effective Date, the Borrower shall be entitled to exercise its Reinvestment Election with respect to the proceeds of such sale until the Reinvestment Prepayment Date applicable to such Reinvestment Election.

     (iv) Capitalization Event. Upon the occurrence of any Capitalization Event, the Borrower shall prepay Term Advances in an amount equal to 100% of the Net Cash Proceeds of such Capitalization Event on the Business Day such Net Cash Proceeds are received by the Borrower. In addition, in the event the Revolving Commitments are reduced in accordance with Section 2.04(c), the Borrower shall prepay Revolving Advances to the extent the outstanding Revolving Advances plus the Letter of Credit Exposure exceed the reduced Revolving Commitments (or, upon payment in full of all outstanding Revolving Advances, to deposit with the Agent into the Cash Collateral Account an amount equal to the amount of the Letter of Credit Exposure which exceeds the Revolving Commitments as so reduced).

     (v) Excess Cash Flow. On the earlier of (A) the date the Agent receives the Borrower's annual audited Consolidated financial statements pursuant to Section 5.06(b) or (B) the date 90 days after the end of the Borrower's fiscal year, the Borrower shall prepay Term Advances in an amount equal to 75% of the Borrower's Excess Cash Flow for the fiscal year then ended.

     (vi) Reinvestment Prepayment Date. On the Reinvestment Prepayment Date with respect to a Reinvestment Election, the Borrower shall prepay Term Advances in an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election.

     (vii) Accrued Interest. Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date.

    (viii) Avoidance of Breakage Costs. In the event that the amount of any mandatory prepayment of Advances under this Section 2.07(c) exceeds the aggregate principal amount of Advances which consist of Prime Rate Advances (the amount of such excess being the "Excess Amount"), the Borrower shall have the right, in lieu of making such prepayment in full, to prepay such outstanding Advances which are Prime Rate Advances and to deposit an amount equal to the Excess Amount with the Agent in the Cash Collateral Account maintained by and in the sole dominion and control of the Agent for the ratable benefit of the Banks. Any amount so deposited shall be held by the Agent as collateral for the Obligations and applied to the prepayment of Advances which are Eurodollar Rate Advances at the end of the current Interest Period(s) applicable thereto. On any day on which amounts collected in the Cash Collateral Account remain on deposit in or to the credit of the Cash Collateral Account after giving effect to the payment made on such day pursuant to this Section 2.07(c), and the Borrower shall have delivered to the Agent a written request or a telephonic request (which shall be promptly confirmed in writing) prior to 10:00 am (Dallas, Texas time) that such remaining collected amounts be invested in cash equivalents specified in such request, the Agent shall invest such funds, to the extent the Agent is reasonably able to do so, in such cash equivalents as are acceptable to, and with no risk to, the Agent on an overnight basis or with maturities such that amounts will be available to pay the Obligations secured thereby as they become due, whether at maturity, by acceleration or otherwise; provided, however, that any loss resulting from such investments shall be charged to and be immediately payable by the Borrower on demand by the Agent.

    (d)  Ratable Payments.  Each payment of any Advance pursuant to this
Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

    (e) Effect of Notice. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

    (f) Reduction of Scheduled Term Payments. Any prepayments of the Term Advances shall reduce on a pro rata basis the amount of future scheduled payments on Term Advances in accordance with Section 2.05.

    Section 2.08. Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to
Section 2.07 or the acceleration of the maturity of the Notes pursuant to
Article VIII or otherwise; (b) any Conversion of a Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance pursuant to Section 2.12 or otherwise; or (c) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Bank to the Borrower through the Agent, pay to the Agent for the account of such Bank any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Bank for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.

    Section 2.09.     Increased Costs.

    (a) Eurodollar Rate Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the calculation of the Eurodollar Rate) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Agent), immediately pay to the Agent for the account of such Bank additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Bank for such increased cost; provided, however, that, before making any such demand, each Bank agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Agent by such Bank at the time such Bank demands payment under this Section shall be conclusive and binding for all purposes, absent manifest error.

    (b) Capital Adequacy. If any Bank or any Issuing Bank determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) implemented or effective after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Bank or such Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Bank's commitment to lend or such Issuing Bank's commitment to issue Letters of Credit or any Bank's commitment to risk participate in Letters of Credit and other commitments of this type, then, upon 30 days prior written notice by such Bank or such Issuing Bank (with a copy of any such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Bank or to such Issuing Bank, as the case may be, from time to time as specified by such Bank or such Issuing Bank, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Bank or such Issuing Bank, in light of such circumstances, (i) with respect to such Bank, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to lend under this Agreement or its commitment to risk participate in Letters of Credit and
(ii) with respect to such Issuing Bank, to the extent that such Issuing Bank reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Bank or such Issuing Bank shall be conclusive and binding for all purposes, absent manifest error.

    (c) Letters of Credit. If any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, any Issuing Bank or any Bank or (ii) impose on such Issuing Bank or any Bank any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to such Issuing Bank of issuing or maintaining any Letter of Credit, or increase the cost to such Bank of its risk participation in any Letter of Credit (which increase in cost shall be determined by such Issuing Bank's or such Bank's reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by such Issuing Bank or such Bank (with a copy sent to the Agent), as the case may be, the Borrower shall pay to the Agent (for the account of such Issuing Bank), as the case may be, from time to time as specified by such Issuing Bank or such Bank, additional amounts which shall be sufficient to compensate such Issuing Bank or such Bank for such increased cost. Each Issuing Bank and each Bank agrees to use commercially reasonable efforts (consistent with internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office for the booking of its Letters of Credit or risk participations if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Issuing Bank or such Bank, be otherwise disadvantageous to such Issuing Bank or such Bank, as the case may be. A certificate as to such increased cost incurred by such Issuing Bank or such Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by such Issuing Bank or such Bank to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

    Section 2.10.     Payments and Computations.

    (a) Payment Procedures. Except if otherwise set forth herein, the Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (Dallas, Texas time) on the day when due in Dollars to the Agent at the location referred to in the Notes (or such other location as the Agent shall designate in writing to the Borrower) in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Agent, the Issuing Banks, or a specific Bank pursuant to Section 2.03(b), 2.03(c), 2.03(d), 2.06(c), 2.08, 2.09, 2.11, 2.12, or 2.13(c) but after taking into account payments effected pursuant to Section 9.04) to the Banks in accordance with each Bank's Pro Rata Share for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank or any Issuing Bank to such Bank or such Issuing Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

    (b) Computations. All computations of interest based on the Adjusted Prime Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of fees and interest based on the Eurodollar Rate and the Federal Funds Rate shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

    (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

    (d) Agent Reliance. Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate for such day.

    (e)  Application of Payments.  Unless otherwise specified in Section
2.07 hereof, whenever any payment received by the Agent under this Agreement is insufficient to pay in full all amounts then due and payable under this Agreement and the Notes, such payment shall be distributed and applied by the Agent and the Banks in the following order: first, to the payment of fees and expenses due and payable to the Agent under and in connection with this Agreement or any other Credit Document; second, to the payment of all expenses due and payable under Section 2.11(c), ratably among the Banks in accordance with the aggregate amount of such payments owed to each such Bank; third, to the payment of fees due and payable to the Issuing Banks pursuant to Section 2.03(b); fourth, to the payment of all other fees due and payable under Section 2.03 ratably among the Banks in accordance with their applicable Commitments; and fifth, to the payment of the interest accrued on and the principal amount of all of the Notes and the interest accrued on and all Reimbursement Obligations, regardless of whether any such amount is then due and payable, ratably among the Banks in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Bank.

    Section 2.11.     Taxes.

    (a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, each Issuing Bank, and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank, such Issuing Bank, or the Agent (as the case may be) is organized or any political subdivision of the jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes") and, in the case of each Bank and each Issuing Bank, Taxes by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Bank, any Issuing Bank, or the Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Bank, such Issuing Bank, or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower's obligation to deduct or withhold Taxes is caused solely by such Bank's, such Issuing Bank's, or the Agent's failure to provide the forms described in paragraph (e) of this Section 2.11 and such Bank, such Issuing Bank, or the Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

    (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as "Other Taxes").

    (c) Indemnification. The Borrower indemnifies each Bank, each Issuing Bank, and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Bank, such Issuing Bank, or the Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Agent for the benefit of any party claiming such indemnification within 30 days from the date the Borrower receives written demand detailing the calculation of such amounts therefor from the Agent on behalf of itself as Agent, any Issuing Bank, or any such Bank. If any Bank, the Agent, or any Issuing Bank receives a refund in respect of any taxes paid by the Borrower under this paragraph (c), such Bank, the Agent, or such Issuing Bank, as the case may be, shall promptly pay to the Borrower the Borrower's share of such refund.

    (d) Evidence of Tax Payments. The Borrower will pay prior to delinquency all Taxes payable in respect of any payment. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment of such Taxes.

    (e) Foreign Bank Withholding Exemption. Each Bank and each Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Agent on the date of this Agreement or upon the effectiveness of any Assignment and Acceptance (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. Each Bank which delivers to the Borrower and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Agent two further copies of Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Agent certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Bank shall not be required to deliver such forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to timely provide the requisite Internal Revenue Service forms.

    Section 2.12. Illegality. If any Bank shall notify the Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Bank then outstanding hereunder, then, notwithstanding anything herein to the contrary, the Borrower shall, if demanded by such Bank in its notice, no later than 11:00 a.m. (Dallas, Texas time), (a) if not prohibited by law or regulation to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance of such Bank or (b) if prohibited by law or regulation to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice from such Bank, Convert all Eurodollar Rate Advances of such Bank then outstanding to Prime Rate Advances, and pay accrued interest on the principal amount Converted to the date of such Conversion and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such Conversion being made on such date. Each Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

    Section 2.13.     Letters of Credit.

    (a) Issuance. From time to time from the date of this Agreement until three months before the Maturity Date, at the request of the Borrower, each Issuing Bank shall, on any Business Day and on the terms and conditions hereinafter set forth, issue, increase, decrease, amend, or extend the expiration date of Letters of Credit for the account of the Borrower (for its own benefit or for the benefit of any of its Subsidiaries). No Letter of Credit will be issued, increased, or extended (i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (x) $100,000,000 or (y) an amount equal to (A) the lesser of the Borrowing Base or the aggregate Revolving Commitments less (B) the aggregate outstanding Revolving Advances and Letter of Credit Exposure at such time; (ii) unless such Letter of Credit has an Expiration Date not later than the earlier of (A) one year after the date of issuance thereof and (B) the Maturity Date; (iii) unless such Letter of Credit is in form and substance acceptable to the respective Issuing Bank in its sole discretion; (iv) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person, other than a Letter of Credit issued in substitution of any letter of credit outstanding on the Effective Date and listed on Schedule 1.01(b);
(v) unless the Borrower has delivered to the respective Issuing Bank a completed and executed letter of credit application on such Issuing Bank's standard form, which shall contain terms no more restrictive than the terms of this Agreement; and (vi) unless such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 ("UCP") or any successor to the UCP. If the terms of any letter of credit application referred to in the foregoing clause (v) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

    (b) Participations. With respect to each Letter of Credit described on Schedule 1.01(b) which is outstanding on the Effective Date, each Bank agrees that it has a participation in the related Letter of Credit Exposure equal to such Bank's Pro Rata Share on the Effective Date. On the date of the issuance or increase of any Letter of Credit on or after the Effective Date, each Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from such Issuing Bank a participation in the Letter of Credit Exposure related to the Letters of Credit issued by such Issuing Bank equal to such Bank's Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. Each Issuing Bank shall promptly notify each such participant Bank by telex, telephone, or telecopy of each Letter of Credit of such Issuing Bank issued, increased or decreased, and the actual dollar amount of such Bank's participation in such Letter of Credit. Each Bank's obligation to purchase participating interests pursuant to this Section and to reimburse the respective Issuing Bank for such Bank's Pro Rata Share of any payment under a Letter of Credit by such Issuing Bank not reimbursed in full by the Borrower shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any of the circumstances described in paragraph (d) below, (ii) the occurrence and continuance of a Default,
(iii) an adverse change in the financial condition of the Borrower or any Guarantor, or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, except for any such circumstance, happening or event constituting or arising from gross negligence or willful misconduct on the part of such Issuing Bank.

    (c) Reimbursement. The Borrower hereby agrees to pay on demand to each Issuing Bank in respect of each Letter of Credit issued by such Issuing Bank an amount equal to any amount paid by such Issuing Bank under or in respect of such Letter of Credit. In the event any Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, such Issuing Bank shall give notice of such payment to the Agent and the Banks, and each Bank shall promptly reimburse such Issuing
Bank for such Bank's Pro Rata Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Prime Rate Advance to the Borrower from such Bank. If such reimbursement is not made by any Bank to any Issuing Bank on the same day on which such Issuing Bank shall have made payment on any such draw, such Bank shall pay interest thereon to such Issuing Bank at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Agent and the Banks to record and otherwise treat each payment under a Letter of Credit not immediately reimbursed by the Borrower as a Borrowing comprised of Prime Rate Advances to the Borrower.

    (d) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

    (i)     any lack of validity or enforceability of any Letter of Credit
Documents;

    (ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

    (iii) the existence of any claim, set-off, defense or other right which the Borrower or any Bank or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the respective Issuing Bank or any other Person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

    (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the respective Issuing Bank would not be liable therefor pursuant to the following paragraph (e);

    (v) payment by the respective Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

    (vi) any other circumstance or happening whatsoever, whether or not
similar to any   of the foregoing; provided, however, that nothing
contained in this paragraph (d) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

    (e) Liability of Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Issuing Bank nor any of its officers or directors shall be liable or responsible for:

    (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

    (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

    (iii) payment by such Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

    (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including such Issuing Bank's own negligence), except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) such Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) such Issuing Bank's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

    Section 2.14. Determination of Borrowing Base. The Borrowing Base shall be determined by the Agent, as follows:

    (a) Monthly. On the 20th day of each calendar month the Agent shall determine the Borrowing Base upon receipt of a Borrowing Base Certificate dated as of the last day of the immediately preceding calendar month.

    (b) Interim Receivables Report Update. On the 5th Business Day of each calendar month, the Agent shall redetermine the Borrowing Base to account for any change in ABF's Eligible Receivables, using the Borrowing Base components set forth in the most recent month-end Borrowing Base Certificate delivered by the Borrower to the Banks, with adjustment to the Eligible Receivables component of the Borrowing Base for any change in ABF's Eligible Receivables as set forth on a new Interim Receivables Report dated as of the end of the immediately preceding calendar month delivered by the Borrower prior to such date.

    (c) Property Adjustments. Following (i) each permitted sale by the Borrower or any Guarantor of any real property included in the Borrowing Base with a sales value in excess of $10,000,000 individually or in the aggregate, (ii) any loss or casualty not covered by insurance resulting in destruction of any real property included in the Borrowing Base if the loss or casualty exceeds $10,000,000 individually or in the aggregate, and (iii) any permitted purchase by the Borrower or any Guarantor of any Property which can be included in the Borrowing Base with a purchase price in excess of $10,000,000 individually or in the aggregate (each of such events hereinafter called an "Adjustment Event"), and the Agent's receipt of a Property Adjustment Report with respect thereto, the Agent shall, at the time the Borrowing Base is determined or redetermined in accordance with paragraphs (a) and (b) above, further adjust the appropriate Borrowing Base components set forth in the most recent month-end Borrowing Base Certificate delivered by the Borrower to the Banks to reflect the Adjustment Events occurring since the date of such Borrowing Base Certificate.

    (d) Notice of Borrowing Base Change. Promptly following any date the Borrowing Base is redetermined in accordance with the preceding paragraphs, the Agent shall give notice to the Banks and the Borrower of the new Borrowing Base.

    Section 2.15.     Bank Replacement.

    (a) Right to Replace. The Borrower shall have the right to replace each Bank affected by a condition under Section 2.02(c)(iv), 2.09, or 2.12 for more than 90 days (each such affected Bank, an "Affected Bank") in accordance with the procedures in this Section 2.15 and provided that no reduction of the total Revolving Commitments occurs as a result thereof.

    (b)  First Right of Refusal; Replacement.

    (i) Upon the occurrence of any condition permitting the replacement of a Bank, each Bank which is not an Affected Bank shall have the right, but not the obligation, to elect to increase its respective Revolving Commitment by an amount not to exceed the amount of the Revolving Commitments of the Affected Banks, which election shall be made by written notice from each such Bank to the Agent and the Borrower given within 30 days after the date such condition occurs specifying the amount of such proposed increase in such Bank's Revolving Commitment.

    (ii) If the aggregate amount of the proposed increases in Revolving Commitments of all such Banks making such an election is in excess of the Revolving Commitments of the Affected Banks, (A) the Revolving Commitments of the Affected Banks shall be allocated pro rata among such Banks based on the respective amounts of the proposed increases to Revolving Commitments elected by each of such Banks, and (B) the respective Commitments of such Banks shall be increased by the respective amounts as so allocated so that after giving effect to such termination and increases the aggregate amount of the Revolving Commitments of the Banks will be the same as prior to such termination.

    (iii) If the aggregate amount of the proposed increases to Revolving Commitments of all Banks making such an election equals the Revolving Commitments of the Affected Banks, the respective Revolving Commitments of such Banks shall be increased by the respective amounts of their proposed increases, so that after giving effect to such termination and increase the aggregate amount of the Revolving Commitments of all of the Banks will be the same as prior to such termination.

    (iv) If the aggregate amount of the proposed increases to Revolving Commitments of all Banks making such an election is less than the Revolving Commitments of the Affected Banks, (A) the respective Revolving Commitments of such Banks shall be increased by the respective amounts of their proposed increases, and (B) the Borrower shall add additional Banks which are Eligible Assignees to this Agreement to replace such Affected Banks, which additional Banks would have aggregate Revolving Commitments no greater than those of the Affected Banks minus the amounts thereof assumed by the other Banks pursuant to such increases.

    (c) Procedure. Any assumptions of Revolving Commitments pursuant to this Section 2.15 shall be (i) made by the purchasing Bank or Eligible Assignee and the selling Bank entering into an Assignment and Assumption and by following the procedures in Section 9.06 for adding a Bank.
In connection with the increase of the Revolving Commitments of any Bank pursuant to the foregoing paragraph (b), each Bank with an increased Revolving Commitment shall purchase from the Affected Banks at par such Bank's ratable share of the outstanding Advances of the Affected Banks and assume such Bank's ratable share of the Affected Banks' Letter of Credit Exposure.

    Section 2.16. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of its Advances or its share of Letter of Credit Obligations in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Banks, such Bank shall notify the Agent and forthwith purchase from the other Banks such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank's ratable share (according to the proportion of (a) the amount of such Bank's required repayment to the purchasing Bank to (b) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.16 may, to the fullest extent permitted by law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

    Section 2.17.     Collateral.

    (a) Creation and Perfection of Liens. Prior to the termination of the Revolving Commitments and the repayment in full of the Obligations, a perfected Lien shall exist on all Collateral (as defined in the Security Agreements) in favor of the Agent for the benefit of the Banks to secure the Obligations in accordance with the terms of the Security Agreements, except that (i) to the extent any Lien previously granted to the Agent for the benefit of the Banks on Revenue Equipment is unperfected as of the Effective Date, the Borrower shall cause such Liens to be perfected as promptly as practicable, and (ii) to the extent any Lien on Eligible Real Property is unperfected as of the Effective Date, the Borrower shall comply with the post-closing schedule described in Section 5.08.

    (b) Further Assurances. The Borrower agrees to promptly, on demand, execute and deliver, and cause the Guarantors to execute and deliver, at the Borrower's expense, such security agreements, pledge agreements, assignments, mortgages, financing statements, stock powers, and other collateral documentation, and take such other actions deemed by the Agent and its counsel to be necessary in order to effect the foregoing. In addition, if an Event of Default has occurred and is continuing and the Agent has commenced or intends to commence foreclosure of any of the eleven Properties listed on Exhibit "A" to Schedule 5.08(a) under the headings "Break Bulk Facilities" and "Other Large Terminals" then in such event the Borrower agrees to obtain Phase 1 Environmental Site Assessments, at the Borrower's sole cost, with respect to any such Property.

    (c) Appraisals. The Borrower agrees to obtain, at its own expense and as promptly as practicable, such other appraisals as any Governmental Authority may require the Agent to obtain from time to time to satisfy any applicable Legal Requirement.

    (d) Certificates of Title. The Borrower agrees the hold, and to cause each Guarantor to hold, the certificates of title relating to titled Revenue Equipment of the Borrower or any Guarantor only at the offices listed on Schedule 2.17 attached hereto and in the custody of the Custodians described in the Borrower Security Agreement and the Guarantors Security Agreement.

    (e) Bank Accounts. Each Bank which may from time to time open or hold or maintain any bank account for the benefit of the Borrower or any Guarantor hereby agrees that:

    (i) such account is subject to a lien in favor of the Agent pursuant to the Borrower Security Agreement or the Guarantors Security Agreement for the benefit of the Banks and may contain cash proceeds of Collateral (as defined in the Security Agreements),

    (ii) at any time prior to such Bank's receipt of notice from the Agent that an Event of Default has occurred and is continuing under this Agreement, such Bank shall be entitled to make payments out of such bank account to the Borrower or the respective Guarantor, as applicable, or as the Borrower or the respective Guarantor may direct,

    (iii) at any time after the occurrence and during the continuance of any Event of Default, payments out of such bank account shall be made only as may be instructed by the Agent, the Agent being irrevocably entitled to exercise any and all rights in respect of or in connection with such account, including, without limitation, the right to specify when payments are to be made out of or in connection with such account, and

    (iv) such Bank has received no notice from any other Person of any security interest in the any such bank account.

                           ARTICLE III

                      CONDITIONS OF LENDING
    Section 3.01. Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective on February 21, 1996 if on or prior to the close of business on such date the following conditions precedent have been satisfied:

    (a) Documentation. The Agent shall have received counterparts of this Agreement executed by the Borrower and the Majority Banks, and the following duly executed by all the parties thereto, in form and substance satisfactory to the Agent, and in sufficient copies for each Bank (except with respect to the Mortgages):

    (i) the Guaranty, the Borrower Security Agreement, the Guarantors Security Agreement, the Mortgages which have been prepared for execution on the Effective Date and any related Uniform Commercial Code financing statements, the Master SA Agreement, and the Intercreditor Agreement;

    (ii) a certificate from the Chief Executive Officer, President or Chief Financial Officer of the Borrower dated as of the Effective Date stating that as of the Effective Date (A) all representations and warranties of the Borrower set forth in this Agreement and the Security Agreements are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 (other than clause
(a)(viii)) have been met; and further certifying (x) the aggregate outstanding amount of Revolving Advances, Letter of Credit Exposure, and Term Advances on and as of the Effective Date, and (y) that there are no claims, defenses, counterclaims or offsets against the Banks under the Original Credit Agreement (as defined in the preliminary statements to this Agreement);

    (iii) a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor dated as of the date of this Agreement certifying as of the date of this Agreement (A) the names and true signatures of officers of the Borrower and such Guarantor authorized to sign the Credit Documents to which such Person is a party, (B) resolutions of the Board of Directors of such Person with respect to the transactions herein contemplated, and (C) either (x) that the copies of the articles or certificate of incorporation and bylaws of such Person delivered to the Banks as of August 10, 1995 (or as of August 14, 1995 in connection with WWC and each of its Subsidiaries) are still true and correct and have not been amended or modified since such date or (y) copies of any modification or amendment to the articles or certificate of incorporation or bylaws of such Person made since such date;

    (iv) a favorable opinion of Richard F. Cooper, General Counsel to the Borrower and Guarantors, dated as of February 21, 1996 and in substantially the form of Exhibit I;

    (v) a favorable opinion of Bracewell & Patterson, L.L.P., counsel to the Agent, dated as of February 21, 1996 and in substantially in the form of the attached Exhibit J;

    (vi) the unaudited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at December 31, 1995, and the related Consolidated and consolidating statements of operations, shareholders' equity and cash flows, of the Borrower and its Subsidiaries for the fiscal year then ended, duly certified by the Chief Financial Officer or Treasurer of the Borrower;

    (vii) a Borrowing Base Certificate as of January 31, 1996, and an Interim Receivables Report as of February 21, 1996, each duly completed and executed by the Chief Financial Officer or Treasurer of the Borrower; and

    (viii) such other documents, governmental certificates, agreements, lien searches as the Agent may reasonably request.

    (b) Representations and Warranties. The representations and warranties contained in Article IV hereof and Section 7 of the Guaranty and in each Security Agreement shall be true and correct in all material respects.
    (c) Certain Payments. The Borrower shall have paid the fees required to be paid as of the Effective Date pursuant to the Agents' Fee Letter and the Amendment Fee Letter.

    Section 3.02. Conditions Precedent for each Borrowing or Letter of Credit. The obligation of each Bank to fund an Advance on the occasion of each Borrowing (other than the Conversion or continuation of any existing Borrowing) and of any Issuing Bank to issue or increase or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance or increase or extension of such Letter of Credit:

    (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance or increase or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the issuance or increase or extension of such Letter of Credit such statements are true):

    (i) the representations and warranties contained in Article IV hereof and Section 7 of the Guaranty and in each Security Agreement are correct in all material respects on and as of the date of such Borrowing or the issuance or increase or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance or increase or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date and

    (ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom; and

    (b) the Agent shall have received such other approvals, opinions or documents deemed necessary or desirable by any Bank as a result of circumstances occurring after the Effective Date, as the Agent may reasonably request.

                            ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES

    The Borrower represents and warrants as follows:

    Section 4.01. Corporate Existence; Subsidiaries. The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. Each Subsidiary of the Borrower is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. The Borrower has no Subsidiaries on the date of this Agreement other than the Subsidiaries listed on the attached Schedule 4.01, and Schedule 4.01 lists the jurisdiction of incorporation and the address of the principal office of each such Subsidiary existing on the date of this Agreement.

    Section 4.02. Corporate Power. The execution, delivery, and performance by the Borrower and each Guarantor of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower's and the Guarantors' corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not contravene (i) the Borrower's or any Guarantor's certificate or articles, as the case may be, of incorporation or by-laws or
(ii) any law or any contractual restriction binding on or affecting the Borrower or any Guarantor, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower's corporate powers, will have been duly authorized by all necessary corporate action,
(a) will not contravene (i) the Borrower's certificate of incorporation or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

    Section 4.03. Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower or any Guarantor of the Credit Documents to which it is a party or the consummation of the transactions contemplated thereby. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing.

    Section 4.04. Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranty and the Guarantors Security Agreement and the other Credit Documents to which each Guarantor is a party have been duly executed and delivered by such Guarantor. Each Credit Document is the legal, valid, and binding obligation of the Borrower and each Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity (whether considered in proceeding at law or in equity).

    Section 4.05.     Financial Statements.

    (a) The unaudited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at December 31, 1995, and the related Consolidated and consolidating statements of operations, shareholders' equity and cash flows, of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Bank, duly certified by the Chief Financial Officer or Treasurer of the Borrower, copies of which have been furnished to each Bank, fairly present, the financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the year ended on such date, and such balance sheet and statements were prepared in accordance with GAAP.

    (b)  No Material Adverse Change has occurred.

    Section 4.06. True and Complete Disclosure. No representation, warranty, or other statement made by the Borrower (or on behalf of the Borrower) in this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date of this Agreement. There is no fact known to any Responsible Officer of the Borrower on the date of this Agreement and on the Effective Date that has not been disclosed to the Agent which could reasonably be expected to cause a Material Adverse Change. All projections, estimates, and pro forma financial information furnished by the Borrower or on behalf of the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

    Section 4.07.     Litigation.  Except as set forth in the attached
Schedule 4.07, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator, which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Credit Document.

    Section 4.08.     Use of Proceeds.

(a) Revolving Advances. The proceeds of the Revolving Advances have been, and will be used by the Borrower for general corporate purposes of the Borrower and its Subsidiaries, including without limitation for refinancing certain Indebtedness of WWC and its Subsidiaries outstanding prior to the Acquisition.

    (b) Term Advances. The proceeds of the Term Advances were used by the Borrower to make one or more intercompany loans to the Acquisition Company in an aggregate amount sufficient to enable the Acquisition Company to consummate the Acquisition.

    (c) Regulations. No proceeds of Advances will be used to purchase or carry any margin stock in violation of Regulations G, T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board).

    Section 4.09. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

    Section 4.10. Taxes. Except as set forth on Schedule 4.10 with respect to WWC, all federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower, its Subsidiaries or any member of the Controlled Group (hereafter collectively called the "Tax Group") have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and where the failure to file could reasonably be expected to cause a Material Adverse Change, except where contested in good faith and by appropriate proceedings; and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. None of the property owned by the Borrower or any other member of the Tax Group is property which the Borrower or any member of the Tax Group is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law. Timely payment of all material sales and use taxes required by applicable law have been made by the Borrower and all other members of the Tax Group, the failure to timely pay of which could reasonably be expected to cause a Material Adverse Change. The amounts shown on all tax returns to be due and payable have been paid in full or adequate provision therefor is included on the books of the appropriate member of the Tax Group.

    Section 4.11. Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. To the knowledge of any Responsible Officer of the Borrower, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer

Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. To the knowledge of any Responsible Officer of the Borrower, neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability.
As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization.

    Section 4.12. Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each of its Subsidiaries, taken as a whole, are and will continue to be in good repair, working order and condition, normal wear and tear excepted. Since December 31, 1995, neither the business nor the material Properties of the Borrower and each of its Subsidiaries, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

    Section 4.13. Insurance. The Borrower and each of its Subsidiaries carry insurance with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.

    Section 4.14.     No Burdensome Restrictions; No Defaults.

(a) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change. The Borrower and the Guarantors are not in default under or with respect to any contract, agreement, lease or other instrument to which the Borrower or any Guarantor is a party and which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any Guarantor has received any notice of default under any material contract, agreement, lease or other instrument to which the Borrower or such Guarantor is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

    (b)  No Default has occurred and is continuing.

    Section 4.15.     Environmental Condition.

    (a) The Borrower and its Subsidiaries, taken as a whole, (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws of which the failure to comply could reasonably be expected to cause a Material Adverse Change;
(iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit, which violation could reasonably be expected to cause a Material Adverse Change; and (iv) are not subject to any actual or contingent material Environmental Claim, which Environmental Claim could reasonably be expected to cause a Material Adverse Change.

    (b) None of the present or previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws which could reasonably be expected to cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located, which Lien could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

    (c) Without limiting the foregoing, the present and, to the best knowledge of any Responsible Officer of the Borrower, future liability, if any, of the Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

    Section 4.16. Permits, Licenses, etc. The Borrower and its Subsidiaries possess all certificates of public convenience, authorizations, permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of its business. The Borrower and its Subsidiaries manage and operate their business in accordance with all applicable Legal Requirements which the failure to so manage or operate could reasonably be expected to cause a Material Adverse Change.

    Section 4.17. Existing Mortgage Debt. All outstanding Indebtedness secured by a Lien on real property of the Borrower or any Guarantor existing as of the Effective Date is described on Schedule 6.01, and the amount of such Indebtedness shown on such Schedule is the aggregate outstanding amount as of the Effective Date. No "default" or "event of default", however defined, has occurred and is continuing under any documentation evidencing such Indebtedness or the Lien securing such Indebtedness.

    Section 4.18. Title; Encumbrances. On the date any Mortgage is filed covering Eligible Real Property, the Borrower or any Guarantor, as the case may be, will be the legal owner, in fee simple, of such Property, and there will exist no Liens or other charges against such Property or any of the real or personal, tangible or intangible, assets of the Borrower or any Guarantor (including without limitation statutory and other Liens of mechanics, workers, contractors, subcontractors, suppliers, taxing authorities and others), except (i) those matters set forth as permitted in the respective Mortgages covering such Property, (ii) Liens in connection with work done on any Property which do not in the aggregate for such Property secure obligations exceeding $10,000, (iii) Liens for work in progress described on Schedule 4.18 hereto, and (iv) inchoate tax Liens.

To the extent any representation and warranty in a Mortgage is contrary to the matters set forth in this Section 4.18, this Section shall govern for all purposes.

    Section 4.19. Leasing Arrangements. Schedule 4.19(a) sets forth all real property owned by the Borrower or any Guarantor as of the Effective Date which is leased by the Borrower or a Guarantor, as lessee, and identifies the lessor and the basic terms of the lease. Schedule 4.19(b) sets forth all real property which is owned by the Borrower or any Guarantor and subject to a lease in favor of any Person other than the Borrower or a Guarantor, and identifies the lessee of record and the basic terms of the lease.

    Section 4.20. Cash Management System. As of the Effective Date, collections of Receivables of the Borrower and each Guarantor are deposited into bank accounts of the Borrower and the Guarantors throughout the continental United States and in Canada, most of which are swept at the end of each Business Day to reduce the net daily balance of good funds to minimal amounts. Funds so collected from each of such accounts of each Guarantor are transferred into the Concentration Bank Account of such Guarantor. Each Guarantor's Concentration Bank Account may from time to time be swept of net funds and deposited into the Concentration Bank Account of the Borrower, from which the Borrower manages the cash needs of all of its Subsidiaries.

                            ARTICLE V

                      AFFIRMATIVE COVENANTS

    So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Revolving Commitment hereunder, the Borrower agrees, unless the Majority Banks shall otherwise consent in writing, to comply with the following covenants.

    Section 5.01. Compliance with Laws, Etc. The Borrower will comply, and cause each of its Subsidiaries to comply, with all Legal Requirements of which the failure to comply could reasonably be expected to cause a Material Adverse Change; provided, however, that this Section 5.01 shall not prevent the Borrower, or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

    Section 5.02.     Insurance.

    (a) Personal Property. The Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, provided that the Borrower or such Subsidiary may self-insure to the extent and in the manner normal for similarly situated companies of like size, type and financial condition that are part of a group of companies under common control.

    (b) Real Property. With respect to any real property, the Borrower shall procure and maintain or shall cause each Guarantor to procure and maintain continuously in effect policies of insurance in form and amounts and issued by companies, associations or organizations licensed to do business in the state in which the Property is located, with a Best's Rating of no less than A, XI and otherwise satisfactory to the Agent covering such casualties, risks, perils, liabilities and other hazards reasonably required by the Agent. All original policies, or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Agent unless the Agent waives this requirement in writing. All policies shall expressly protect or recognize the Agent's interest as required by the Agent. Without limiting the generality of the foregoing, the Borrower shall provide or cause each Guarantor to provide (i) Comprehensive General Liability Insurance and Comprehensive Auto Liability Insurance in a minimum amount of $10,000,000 each occurrence; and (ii) such additional insurance as may be reasonably required by the Agent from time to time in the event that the Property is exposed to hazards and risks with respect to which the Agent deems the existing insurance inadequate to properly protect its interests.

    (c) Loss Payee Endorsements. All policies of liability insurance shall name the Agent and the Agent's directors, officers, representatives, agents and employees (the "Agent's Parties") as additional insureds, as applicable. The Borrower shall furnish the Agent with a certified copy of an original or a certificate of insurance of all policies of liability insurance required. All policies or certificates, as the case may be, of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, the Best's Rating of the carrier and the period of coverage. At least 30 days prior to the expiration of each required policy, the Borrower shall deliver to the Agent evidence of the renewal or replacement of such policy, continuing such insurance in the form as required by this Agreement. All such policies shall contain a provision that notwithstanding any contrary agreement between the Borrower or any Guarantor and the applicable insurance company, such policies will not be cancelled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days' prior written notice to the Agent.

    Section 5.03. Preservation of Corporate Existence, Etc. The Borrower will preserve and maintain, and cause each of the Guarantors to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each such Guarantor to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing contained in this Section 5.03 shall prevent any transaction permitted by Sections 6.04 or 6.09.

    Section 5.04. Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent and which the failure to timely pay or discharge could reasonably be expected to cause a Material Adverse Change,
(a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and (except with respect to the claim described on Schedule 4.10) with respect to which reserves in conformity with GAAP have been provided.

    Section 5.05. Visitation Rights. At any reasonable time and from time to time and so long as any visit or inspection will not unreasonably interfere with the Borrower's or any of its Subsidiaries operations, upon reasonable notice, the Borrower will, and will cause its Subsidiaries to, permit the Agent and any Bank or any of its agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Borrower and any such Subsidiary, to discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors.

Section 5.06. Reporting Requirements. The Borrower will furnish to the Agent and each Bank:

    (a) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three quarters of each fiscal year of the Borrower and not later than 60 days after the end of the fourth quarter of each fiscal year of the Borrower, the unaudited Consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such quarter and the related unaudited statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, and the corresponding figures as at the end of, and for, the corresponding period in the preceding fiscal year, all in reasonable detail and duly certified with respect to such statements (subject to year-end audit adjustments) by an authorized financial officer of the Borrower as having been prepared in accordance with GAAP, together with a Compliance Certificate duly executed by a Responsible Officer;

    (b) Annual Financials. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein audited Consolidated and consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related Consolidated and consolidating statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, and the corresponding figures as at the end of, and for, the preceding fiscal year, in each case certified by Ernst & Young or other independent certified public accountants of recognized standing acceptable to the Agent and including, if requested by the Agent, any management letters delivered by such accountants to the Borrower in connection with such audit together with a certificate of such accounting firm to the Banks stating that, in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, together with a Compliance Certificate;

    (c) Annual Projections. As soon as available and in any event not later than March 31st of each calendar year, the Consolidated annual projections of the Borrower and its Subsidiaries for such year in reasonable detail and duly certified by an authorized financial officer of the Borrower as the projections presented or to be presented to the Borrower's Board of Directors for their review;

    (d) Securities Law Filings. Promptly and in any event within 15 days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower or any of its Subsidiaries sends to or files with the United States Securities and Exchange Commission or sends to any shareholder of the Borrower or of any of its Subsidiaries;

    (e) Defaults. As soon as possible and in any event within five days after the occurrence of each Default known to a Responsible Officer of the Borrower or any of its Subsidiaries, a statement of an authorized financial officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

    (f) ERISA Notices. Except as to any matter which could not reasonably be expected to cause a Material Adverse Change, as soon as possible and in any event (i) within 30 days after the Borrower or any of its Subsidiaries knows or has reason to know that any Termination Event described in clause
(a) of the definition of Termination Event with respect to any Plan has occurred, (ii) within 10 days after the Borrower or any of its Subsidiaries knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Subsidiary proposes to take with respect thereto;
(iii) within 10 days after receipt thereof by the Borrower or any of its Subsidiaries from the PBGC, copies of each notice received by the Borrower or any such Subsidiary of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan; and (iv) within 10 days after receipt thereof by the Borrower or any of its Subsidiaries from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any of its Subsidiaries concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

    (g) Environmental Notices. Promptly upon the knowledge of any Responsible Officer of the Borrower of receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of notice, summons or citation received from the United States Environmental Protection Agency, or any other Governmental Authority directly engaged in protection of the Environment, concerning (i) material violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and which, based upon information reasonably available to the Borrower at the time or after such violation, could reasonably be expected to cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any of its present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Borrower at the time of such receipt, could reasonably be expected to cause a Material Adverse Change, (iii) any notice of potential responsibility under CERCLA which could reasonably be expected to cause a Material Adverse Change, or (iv) concerning the filing of a Lien other than a Permitted Lien upon, against or in connection with the Borrower, its present or former Subsidiaries, or any of their leased or owned Property, wherever located;

    (h) Other Governmental Notices or Actions. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any of its Subsidiaries, and the knowledge of such receipt by a Responsible Officer of the Borrower or any inside counsel of the Borrower, (i) a copy of any notice, summons, citation, or proceeding seeking to adversely modify in any material respect, revoke, or suspend any license, permit, or other authorization from the ICC, the United States Department of Transportation, or any other Governmental Authority, which action could reasonably be expected to cause a Material Adverse Change, and (ii) any revocation or involuntary termination of any license, permit or other authorization from the ICC, the United States Department of Transportation, or any other Governmental Authority, which revocation or termination could reasonably be expected to cause a Material Adverse Change;

    (i)  Reports Affecting the Borrowing Base.

    (i) On or prior to the 20th day of each calendar month, a completed Borrowing Base Certificate setting forth the components of the Borrowing Base as of the last day of the immediately preceding calendar month;

    (ii) On or prior to the 5th day of any calendar month, an Interim Receivables Report setting forth the value of ABF's Eligible Receivables as of the last day of the immediately preceding calendar month; and

    (iii) On or prior to the 20th day of any calendar month with respect to any Adjustment Event occurring during the first 19 days of such month, and on or prior to the 5th day of each calendar month with respect to any Adjustment Event occurring from the 20th day to the last day of the immediately preceding calendar month, a Property Adjustment Report with respect to such Adjustment Event;

    (j) Flash Reports. On or prior to Wednesday of each week prior to June 30, 1996, a flash report in substantially the form of Exhibit S for the second immediately preceding week, and on or prior to the 20th day of each calendar month, commencing July, 1996 and through the remainder of 1996 or such period as the Agent may reasonably request, a flash report in substantially the form of Exhibit S for the immediately preceding calendar month;

    (k)  Other Notices.

    (i) Upon the request of the Agent, a certified rent roll listing all of the real properties of the Borrower and the Guarantors that are subject to a lease and containing such other information regarding such lease that the Agent may reasonably request,

    (ii) As soon as received, a copy of any notice of default received by the Borrower or any Guarantor from any holder of a Permitted Priority Lien on any real property,

    (iii) Promptly following the occurrence thereof, notice of the execution or amendment of any Material Lease, and

    (iv) Promptly following any merger or dissolution of any Subsidiary of the Borrower which is permitted hereunder, notice thereof;

    (l) Monthly Financials. As soon as available and in any event not later than 20 days after the end of each calendar month in 1996 (or thereafter as the Agent may reasonably request), the unaudited Consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such month, and the related Consolidated and consolidating statements of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries for the month then ended duly certified by an authorized financial officer of the Borrower as having been prepared in accordance with GAAP, together with a Compliance Certificate duly executed by a Responsible Officer;

    (m) Material Litigation. As soon as possible and in any event within five days of any Responsible Officer of the Borrower or any of its Subsidiaries having knowledge thereof, notice any litigation, claim or any other event which could reasonably be expected to cause a Material Adverse Change; and

    (n) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, or any of its Subsidiaries, as any Bank through the Agent may from time to time reasonably request.

    Section 5.07. Maintenance of Property. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain their material owned, leased, or operated property, equipment, buildings and fixtures in substantially the same or better condition and repair as the condition and repair as of December 31, 1995, normal wear and tear excepted and (b) not knowingly or willfully permit the commission of waste or other injury, or the occurrence of pollution, contamination or any other condition in, on or about the owned or operated property involving the Environment that could reasonably be expected to cause a Material Adverse Change.

    Section 5.08. Post-Closing Real Property Matters. The Borrower agrees that (a) it will obtain all appraisals, at the Borrower's sole cost and expense, in connection with Eligible Real Property required under the "Appraisal Program" described on Schedule 5.08(a) as and when provided in such Appraisal Program, (b) it will diligently pursue, and cause the Guarantors to diligently pursue, completion of all post-closing matters identified on Schedule 5.08(b) in connection with Eligible Real Property, and the Borrower agrees that such matters shall be completed to the satisfaction of the Agent prior to March 29, 1996, and (c) it will obtain, as soon as possible following the recordation of the applicable Mortgage, at the Borrower's sole cost and expense, Title Policies for the benefit of the Agent and the Banks for such Properties listed on Schedule 5.08(c) in the amounts for each such Property which are set forth for such Property on
Schedule 5.08(c).

                            ARTICLE VI

                        NEGATIVE COVENANTS

    So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Revolving Commitment, the Borrower agrees, unless the Majority Banks otherwise consent in writing, to comply with the following covenants.

    Section 6.01. Liens, Etc. The Borrower will not create, assume, incur or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume or suffer to exist Liens:

    (a)  securing the Obligations and securing the Liquidity Facility;

    (b) for taxes, assessments or governmental charges or levies on Property of the Borrower or any Guarantor to the extent not required to be paid pursuant to Sections 5.01 and 5.04;

    (c) imposed by law, such as landlords', carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 15 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower and its Subsidiaries in accordance with GAAP;

    (d) arising in the ordinary course of business out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, bonds or letters of credit, or similar legislation or to secure public or statutory obligations of the Borrower or any of its Subsidiaries;

    (e) existing on Property acquired by the Borrower or any of its Subsidiaries in the ordinary course of business prior to the Borrower's or such Subsidiaries' acquisition of such Property;

    (f) securing Indebtedness incurred after the Effective Date (other than secured Indebtedness permitted by the following paragraphs (g), (j),
(k), and (l) below) in an amount not to exceed $5,000,000 in the aggregate at any time; provided that the fair market value of the collateral securing any such Indebtedness may exceed the outstanding principal amount of such Indebtedness only to the extent such excess is within customary commercial bank lending and collateralization requirements;

    (g) securing Indebtedness existing on the Effective Date and listed on the attached Schedule 6.01; provided that the Indebtedness secured by such Liens shall not be renewed, refinanced or extended if the amount of such Indebtedness so renewed, refinanced or extended is greater than the outstanding amount of such Indebtedness on the date of this Agreement;

    (h) constituting easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

    i) arising from litigation and which are effectively stayed from execution and would not otherwise cause a Default to occur;

    (j) on real property to secure the purchase price of such Property or improvements thereon;

    (k) on leased personal property to secure solely the lease obligations associated with such property; and

    (l) on certain Receivables of any Logistics Subsidiary in favor of any railroad company which secures the obligations of such Logistics Subsidiary to such railroad company in connection with rail shipments with such railroad company contracted for by such Logistics Subsidiary for the benefit of the obligors of such Receivables.

    Section 6.02. Amendment of Material Documents. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any amendment of a document or documents executed in connection with the Acquisition (copies of which have been previously provided to the Banks) or the Subordinated Debt Documents.

    Section 6.03.     Agreements Restricting Distributions From
Subsidiaries. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any agreement (other than a Credit Document) which limits distributions to or any advance by any of the Borrower's Subsidiaries to the Borrower.

    Section 6.04. Merger or Consolidation; Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to, (a) merge or consolidate with or into any other Person, unless (i) the Borrower (in the case of any transaction involving the Borrower) or such Subsidiary (unless such Subsidiary is merged into the Borrower or another Subsidiary) is the surviving corporation, and (ii) immediately after giving effect to any such proposed transaction no Default would exist; (b) sell, transfer, or otherwise dispose of all or substantially all of the Borrower's or such Subsidiary's Property (unless, in the case of a Subsidiary, such assets are sold, leased, transferred or otherwise conveyed to another Subsidiary which is a Guarantor) unless the proceeds of any such sale are applied in accordance with Section 2.07(c); or (c) after such time as the Borrower has received written notice from the Agent to suspend material leasing activity pending approval, lease any Eligible Real Property to any Person without the consent of the Agent (which consent shall not be unreasonably withheld provided that the prospective lessee has agreed to execute, and does so execute a SNDA Agreement with respect to such lease), unless the Real Estate Value of the Property so leased is less than $1,000,000.

    Section 6.05. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, except that (a) a wholly-owned Subsidiary of the Borrower may make a Restricted Payment to the Borrower or another wholly-owned Subsidiary of the Borrower,
(b) provided no Default has occurred and is continuing or would result therefrom, the Borrower or WWC may make scheduled sinking fund installments required under Section 3.04 of the Indenture on account of the Subordinated Debentures, and (c) provided no Default has occurred and is continuing or would result therefrom, the Borrower or any Subsidiary may make Restricted Payments of the kind described in clause (b) of the definition of the term "Restricted Payments" in an aggregate amount not to exceed $6,500,000 in any fiscal year.

    Section 6.06. Investments, Loans, Advances. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist any loans, advances or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except the following (provided that after giving effect thereto there shall exist no Default):

    (a)  the purchase of Liquid Investments with a Bank;

    (b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

    (c) ordinary course of business contributions, loans or advances to, or investments in, (i) a direct or indirect Subsidiary of the Borrower, provided that if, at any time the aggregate amount of all such contributions, loans or advances to, or investments in, any such Subsidiary occurring after August 11, 1995 exceeds $5,000,000, the Borrower shall have caused such Subsidiary (if not then a Guarantor) to have executed and delivered to the Agent an Accession Agreement, related financing statements and a certificate covering the same matters described in Section 3.01(a)(iii) with respect to such Guarantor and the Borrower's counsel shall deliver an opinion with respect thereto covering the matters previously opined on with respect to each Guarantor or (ii) the Borrower;

    (d) contributions to, or capital investments in a Person which, prior to such contribution or investment, is not a Subsidiary but which becomes a Subsidiary as a result of such contribution or investment, provided that
(i) if the aggregate amount of such contributions to or investments in any such Person occurring after August 11, 1995 exceeds $5,000,000, the Borrower shall have caused such Person to have executed and delivered to the Agent an Accession Agreement, related financing statements and a certificate covering the same matters described in Section 3.01(a)(iii) with respect to such Person, and the Borrowers' counsel shall deliver an opinion with respect thereto covering the matters previously opined on with regard to each Guarantor; (ii) the aggregate amount of all such contributions to, or investments in any such Persons which have not so executed and delivered an Accession Agreement plus the aggregate amount of investments under paragraph (e) below shall not exceed $5,000,000; and
(iii) the aggregate consideration paid (other than in the form of common stock of the Borrower) after the Effective Date for such contributions or investments shall not exceed $5,000,000 in any fiscal year; and

    (e)  other capital investments not otherwise permitted by this Section
6.06 in any Person which is not, and will not become a Subsidiary of the Borrower as a result of such capital investment provided that (i) the aggregate amount of such investments outstanding at any time plus the aggregate amount of contributions to, or investments in any Persons as contemplated under paragraph (d) above which have not executed and delivered an Accession Agreement shall not exceed $5,000,000; (ii) such Person shall be in the same or substantially similar line or lines of business as the Borrower and its Subsidiaries or a line of business directly related to providing services of the nature the Borrower and its Subsidiaries provide on the date this Agreement is executed; and (iii) the liabilities of such other Person shall be nonrecourse to the Borrower and its Subsidiaries.

    Section 6.07. Affiliate Transactions. Except as expressly permitted elsewhere in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly: (a) any transfer, sale, lease, assignment or other disposal of any assets to any Affiliate of the Borrower or any purchase or acquisition of assets from any such Affiliate; or (b) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate); provided that the Borrower and its Subsidiaries (i) may enter into any arrangement or other transaction with any such Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration which it would obtain in a comparable arm's length transaction with a Person not such an Affiliate, (ii) the Borrower and any of its Subsidiaries may guaranty or otherwise assume obligations of an Affiliate to the extent permitted under Section 6.16 hereof, and (iii) may maintain the arrangements listed on the attached
Schedule 6.07.

    Section 6.08. Sale and Leaseback. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person (other than the Borrower or a Guarantor), whereby in contemporaneous transactions the Borrower or such Subsidiary sells essentially all of its right, title and interest in a material asset and the Borrower or such Subsidiary acquires or leases back the right to use such property, except sale leasebacks of trucks, tractors and trailers on terms consistent with the Borrower's or such Subsidiary's past practices and current industry standards.

    Section 6.09. Maintenance of Ownership of Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, sell or otherwise dispose of any shares of capital stock of any Guarantor; provided that nothing herein shall prohibit the Borrower from merging any Subsidiary into the Borrower or a Guarantor or from dissolving any Subsidiary which has no assets on the date of dissolution.

    Section 6.10. No Further Negative Pledges. Except as set forth in the Liquidity Facility and in agreements and documentation governing Indebtedness of the Borrower or any of its Subsidiaries existing on the Effective Date, or with respect to prohibitions against other encumbrances on specific Property encumbered to secure payment of particular Indebtedness (which Indebtedness related solely to such specific Property, and improvements and accretions thereto, and is otherwise permitted hereby), the Borrower will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist any agreement (other than this Agreement and the Credit Documents) (a) prohibiting the creation or assumption of any Lien upon the Properties of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or (b) requiring an obligation to be secured if some other obligation is or becomes secured.

    Section 6.11. Other Businesses. The Borrower will not, and will not permit the Guarantors to, substantially alter the character of their respective businesses from that conducted as of August 11, 1995.

    Section 6.12. Debt Service Ratio. The Borrower will not permit its ratio, determined as of the last day of each fiscal quarter (commencing with the quarter ending March 31, 1997), of (a) Adjusted Consolidated EBITDA for the Rolling Period ending on such date to (b) Adjusted Consolidated Debt Service for such Rolling Period to be less than 1.0 to 1.0.

    Section 6.13. Net Worth. The Borrower will not permit its Consolidated Net Worth at any time, tested monthly in 1996 and quarterly in 1997, to be less than (a) from the Effective Date to and including April 30, 1996, $150,000,000, (b) from May 1, 1996 through and including December 31, 1996, $147,000,000, and (c) from January 1, 1997 and thereafter, an amount equal to the sum of (i) $140,000,000 plus (ii) 50% of cumulative Consolidated Net Income of the Borrower (without deduction for losses) for the period from January 1, 1997 to the date of determination plus (iii) 100% of the net cash proceeds of any issuance of equity by the Borrower after the Effective Date.

    Section 6.14. Minimum EBITDA. (a) The Borrower will not permit its Adjusted Consolidated EBITDA, as of the last day of any month commencing March 31, 1996, to be less than the following amounts calculated on a cumulative basis:

                                 Minimum Adjusted/
    Year to Month End           Consolidated EBITDA

    March 31, 1996                  -$10,000,000
    April 30, 1996                   -$5,000,000
    May 31, 1996                          -0-
    June 30, 1996                     $5,000,000
    July 31, 1996                    $14,000,000
    August 31, 1996                  $24,000,000
    September 30, 1996               $34,000,000
    October 31, 1996                 $40,000,000
    November 30, 1996                $45,000,000
    December 31, 1996                $51,000,000

    (b) The Borrower will not permit its Adjusted Consolidated EBITDA, as of the last day of any fiscal quarter commencing March 31, 1997 and for the Rolling Period ending on such date, to be less than the following amounts calculated on a cumulative basis:

                                Minimum Adjusted/
    Year to Quarter End        Consolidated EBITDA

    March 31, 1997                 $65,000,000
    June 30, 1997                  $70,000,000
    September 30, 1997             $75,000,000
    December 31, 1997              $80,000,000
    March 31, 1998                 $85,000,000
    June 30, 1998                  $90,000,000

    Section 6.15. Capital Expenditures. The Borrower will not make or permit any of its Subsidiaries to make or commit to make any Capital Expenditure except for (a) Capital Expenditures in an aggregate amount not to exceed $20,000,000 during fiscal year 1996, (b) Capital Expenditures in an aggregate amount not to exceed $50,000,000 in fiscal year 1997, provided that no more than $35,000,000 of such amount may be spent prior to June 30, 1997, and (c) Capital Expenditures in an aggregate amount not to exceed $50,000,000 in fiscal year 1998.

    Section 6.16. Indebtedness. The Borrower will not incur or permit to exist, or permit any of its Subsidiaries to incur or permit to exist, any Indebtedness other than the Obligations and the following:

    (a) the Indebtedness under the Liquidity Facility, provided that the aggregate principal amount of advances or other credit extended thereunder does not exceed $30,000,000;

    (b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or another Subsidiary;

    (c) Indebtedness outstanding on the Effective Date and listed on Schedule 6.16;

    (d) Indebtedness of a corporation which becomes a Subsidiary after the date hereof, provided that (i) such Indebtedness existed at the time such corporation became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such corporation by the Borrower or a Subsidiary thereof, no Default shall have occurred and be continuing;

    (e) Capital Leases in connection with permitted Capital Expenditures pursuant to Section 6.15; (f) Subordinated Debt and other unsecured senior Indebtedness incurred after the Effective Date (other than Indebtedness permitted pursuant to paragraphs (a)-(e) above), provided that the Net Cash Proceeds of such Subordinated Debt and such other unsecured Indebtedness are simultaneously used to prepay Advances in accordance with
Section 2.07(c); and

    (g) extensions, renewals and refinancing of any of the Indebtedness specified in paragraphs (a) (f) above so long as the principal amount of such Indebtedness is not thereby increased.

    Section 6.17.     Bank Accounts.

    (a) Location of Bank Accounts. Neither the Borrower nor any of its Subsidiaries shall maintain accounts with any bank or financial institution (other than a Permitted Account Holder, as herein defined) if the aggregate balances of all such accounts held by banks and financial institutions other than Permitted Account Holders would exceed $6,000,000 on any Business Day.
For purposes of this Section 6.17, "Permitted Account Holders" means (a) any Bank or (b) any bank or financial institution which is located in the continental United States (other than Louisiana) and which has executed and delivered a letter substantially in the form of the attached Exhibit N.

    (b) Concentration Bank Accounts. Neither the Borrower nor any Guarantor shall move or cancel any of the Concentration Bank Accounts or make any material changes to the cash management system described in Section 4.20 without the consent of the Agent.

                           ARTICLE VII

                             REMEDIES

    Section 7.01. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under any Credit Document:

    (a) Payment. The Borrower shall fail to pay any principal of any Note or any Reimbursement Obligation when the same becomes due and payable as set forth in this Agreement, or any interest on any Note or any fee or other amount payable hereunder or under any other Credit Document within five days after the same becomes due and payable;

    (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Subsidiary in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

    (c) Covenant Breaches. (i) The Borrower shall fail to perform or observe any covenant contained in Sections 5.03 or 5.04, or Section 5.06(e), (f), (g), (h) or (i) or Article VI of this Agreement or the Borrower shall fail to perform or observe its covenant in Section 4.4 of the Borrower Security Agreement, or shall fail to cause any Guarantor to perform or observe its covenant in Section 4.4 of the Guarantors Security Agreement or
(ii) the Borrower or any Guarantor shall fail to perform or observe any term or covenant set forth in any Credit Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after the earlier of the date written notice of such default shall have been given to the Borrower or such Guarantor by the Agent or any Bank or the date a Responsible Officer of the Borrower or any Guarantor has actual knowledge of such default;

    (d) Cross-Defaults. (i) The Borrower or any its Subsidiaries shall fail to pay any principal of or premium or interest on its Indebtedness which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Indebtedness of the Borrower or its Subsidiaries so in default (but excluding Indebtedness evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Indebtedness which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Indebtedness of the Borrower and its Subsidiaries so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

    (e) Insolvency. The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any such Subsidiary, either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

    (f) Judgments. Any judgment or order for the payment of money in excess of $10,000,000 (reduced for purposes of this paragraph for the amount in respect of such judgment or order that a reputable insurer has acknowledged being payable under any valid and enforceable insurance policy) shall be rendered against the Borrower or any of its Subsidiaries which, within 30 days from the date such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal;

    (g) ERISA. (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, unless such Reportable Event, proceedings or appointment are being contested by the Borrower in good faith and by appropriate proceedings, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any member of the Controlled Group shall incur any liability in connection with a withdrawal from a Multiemployer Plan or the insolvency (within the meaning of Section 4245 of ERISA) or reorganization (within the meaning of Section 4241 of ERISA) of a Multiemployer Plan, unless such liability is being contested by the Borrower in good faith and by appropriate proceedings, or
(vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any Guarantor to any tax, penalty or other liabilities in the aggregate exceeding $10,000,000;

    (h) Guaranty. Any provision of the Guaranty requiring the payment of the Guaranteed Obligations (as defined in the Guaranty) shall for any reason cease to be valid and binding on any Guarantor or any Guarantor shall so state in writing;

    (i) Default Under Headquarters Credit Agreement. The occurrence of an "Event of Default", as defined in the Headquarters Credit Agreement, unless such "Event of Default" has been waived in accordance with the terms of such Headquarters Credit Agreement;

    (j) Invalidity of Subordination Provisions. The subordination provisions of the Subordinated Debentures shall be invalidated or otherwise cease to be in full force and effect;
or

    (l)  Default Under Liquidity Facility.  The occurrence of an
"Event of Default", as defined in the Liquidity Facility, unless such "Event of Default" has been waived in accordance with the terms of such Liquidity Facility.

    Section 7.02.     Optional Acceleration of Maturity.  If any
Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

    (a) the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank to make Advances and the obligation of each Issuing Bank to issue, increase, or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Notes, all interest thereon, the Letter of Credit Obligations, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, all such Letter of Credit Obligations and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower, and

    (b) the Borrower shall, on demand of the Agent at the request or with the consent of the Majority Banks, deposit with the Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.

    Section 7.03.     Automatic Acceleration of Maturity.  If
any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

    (a) the obligation of each Bank to make Advances and the obligation of each Issuing Bank to issue, increase, or extend Letters of Credit shall immediately and automatically be terminated and the Notes, all interest on the Notes, all Letter of Credit Obligations, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower and

    (b) to the extent permitted by law or court order, the Borrower shall deposit with the Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.

    Section 7.04.     Cash Collateral Account.

    (a) Pledge. The Borrower hereby pledges, and grants to the Agent for the benefit of the Banks, a security interest in all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of the Obligations, including without limitation all Letter of Credit Obligations owing to any Issuing Bank or any other Bank due and to become due from the Borrower to any Issuing Bank or any other Bank under this Agreement in connection with the Letters of Credit.

    (b) Application against Letter of Credit Obligations. The Agent may, at any time or from time to time apply funds then held in the Cash Collateral Account to the payment of any Letter of Credit Obligations owing to any Issuing Bank, in such order as the Agent may elect, as shall have become or shall become due and payable by the Borrower to any Issuing Bank under this Agreement in connection with the Letters of Credit.

    (c) Duty of Care. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

    Section 7.05.     Non-exclusivity of Remedies.  No remedy
conferred upon the Agent or the Banks is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

    Section 7.06. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.02 to authorize the Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.02 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 7.03, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note held by such Bank, and the other Credit Documents, irrespective of whether or not such Bank shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Bank agrees to promptly notify the Borrower after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

                           ARTICLE VIII

                AGENCY AND ISSUING BANK PROVISIONS

    Section 8.01. Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes and enforcement of the Intercreditor Agreement), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes;
provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Credit Document (including without limitation the Intercreditor Agreement), or applicable law.

    Section 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (including the Agent's own negligence) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct.
Without limitation of the generality of the foregoing, the
Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Borrower or its Subsidiaries or to inspect the property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

    Section 8.03. The Agent and Its Affiliates. With respect to its Revolving Commitment, the Advances made by it and the Notes issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent. The term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Agent were not an agent hereunder and without any duty to account therefor to the Banks.

    Section 8.04. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent, the Documentation Agent or any other Bank and based on the financial statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, the Documentation Agent, or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

    Section 8.05. Indemnification. The Banks severally agree to indemnify the Agent, the Documentation Agent, and each Issuing Bank (to the extent not reimbursed by the Borrower), according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent, the Documentation Agent, or such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent, the Documentation Agent, or such Issuing Bank under this Agreement or any other Credit Document (including the

Agent's, the Documentation Agent's, or such Issuing Bank's own negligence), provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's, the Documentation Agent's, and such Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

    Section 8.06. Successor Agent and Issuing Banks. The Agent or any Issuing Bank may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks upon receipt of written notice from the Majority Banks to such effect. Upon receipt of notice of any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent or Issuing Bank with, if an Event of Default has not occurred and is not continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Agent or Issuing Bank shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent's or Issuing Bank's giving of notice of resignation or the Majority Banks' removal of the retiring Agent or Issuing Bank, then the retiring Agent or Issuing Bank may, on behalf of the Banks and the Borrower, appoint a successor Agent or Issuing Bank, which shall be a commercial bank meeting the financial requirements of an Eligible Assignee and, in the case of an Issuing Bank, a Bank. Upon the acceptance of any appointment as Agent or Issuing Bank by a successor Agent or Issuing Bank, such successor Agent or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or Issuing Bank, and the retiring Agent or Issuing Bank shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Bank shall remain an Issuing Bank with respect to any Letters of Credit issued by such Issuing Bank and outstanding on the effective date of its resignation or removal and the provisions affecting such Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit. After any retiring Agent's or Issuing Bank's resignation or removal hereunder as Agent or Issuing Bank, the provisions of this
Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Issuing Bank under this Agreement and the other Credit Documents.

    Section 8.07. Managing Agent. The Managing Agent shall have no duties, obligations, or liabilities in its capacity as Managing Agent.

    Section 8.08.     Documentation Agent.  The Documentation
Agent shall have no duties, obligations, or liabilities in its capacity as Documentation Agent.

                          ARTICLE IX

                          MISCELLANEOUS

    Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment shall increase the Commitment of any Bank without the written consent of such Bank, and no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) increase the aggregate Commitments of the Banks,
(b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) change the number of Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document, (e) amend
Section 2.16 or this Section 9.01, (f) release any Guarantor from its obligations under the Guaranty, (g) release any Lien in favor of the Agent for the benefit of the Banks on Property of the Borrower or Guarantors, except as contemplated by the Security Agreements, or (h) amend the definition of "Majority Banks"; and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Agent, the Managing Agent, the Documentation Agent, or any Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Agent, the Managing Agent, the Documentation Agent, or such Issuing Bank, as the case may be, under this Agreement or any other Credit Document, and (B) no waiver or consent to departure from any of the conditions specified in Section 3.01 or 3.02 or 3.03 shall be effective unless in writing and signed by the Majority Banks and the Agent.

    Section 9.02. Notices, Etc. All notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, if to the Borrower, at its address at 3809 Old Greenwood Road, Fort Smith, Arkansas
72903,  Attention:   Chief Financial Officer, with a copy to the
General Counsel (telecopy: (501) 785-6124; telephone: (501) 785-6000); if to any Bank at its Domestic Lending Office specified opposite its name on Schedule 9.02; if to the Agent or to Societe Generale in its capacity as Managing Agent or as an Issuing Bank, at its address at 4800 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, Attention: Matthew C.
Flanigan, First Vice President and Manager and Ms. Terri Jones, Operations (telecopy: (214) 754-0171; telephone: (214) 979-2777);
if to NationsBank of Texas, N.A., in its capacity as an Issuing

Bank, at its office at 901 Main Street, 66th Floor, Dallas, Texas 75202, Attention: Jay Wampler, Senior Vice President (telecopy: (214)508-0980; telephone: (214)508-3711); and if a
Notice of Borrowing or a Notice of Conversion or Continuation to the Agent at the Domestic Lending Office for the Agent specified opposite its name on Schedule 9.02 or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier, be effective three days after deposited in the mails, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Agent pursuant to Article II or VIII shall not be effective until received by the Agent.

    Section 9.03. No Waiver; Remedies. No failure on the part of any Bank, the Agent, or any Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement and the other Credit Documents are cumulative and not exclusive of any remedies provided by law.

    Section 9.04. Costs and Expenses. The Borrower agrees to pay on demand all out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents including, without limitation, (a) the reasonable fees and out-of-pocket expenses of Bracewell & Patterson, L.L.P., counsel for the Agent, and with respect to advising the Agent as to its rights and responsibilities under this Agreement, and (b) all reasonable out-of-pocket costs and expenses, if any, of Agent, the Documentation Agent, each Issuing Bank, and each Bank (including, without limitation, reasonable counsel fees and expenses of the Agent, the Documentation Agent, such Issuing Bank, and each Bank) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Credit Documents, and (c) to the extent not included in the foregoing, the costs of any appraisals, Title Policies, mortgage and intangible taxes, costs of recordation of any Mortgage or Uniform Commercial Code financing statement or continuation statement, and any related title or Uniform Commercial Code search conducted subsequent to such recordation, any flood plain search costs, and other costs usual and customary in connection with the taking of a Lien on real property.

    Section 9.05. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent, and when the Agent shall have, as to each Bank, either received a counterpart hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Documentation Agent, each Issuing Bank, and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Bank.

    Section 9.06.     Bank Assignments and Participations.

    (a) Assignments. Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Commitment, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank's rights and obligations under this Agreement and shall involve a ratable assignment of such Bank's Revolving Commitment and such Bank's Revolving
Advances and Term Advances, (ii) the amount of the resulting Revolving Commitment and Advances of the assigning Bank (unless it is assigning all its Revolving Commitment) and the assignee
Bank pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Agent or the Documentation Agent or an Eligible Assignee which is an Affiliate of the assigning Bank) shall pay to the Agent a $2,500 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto). Notwithstanding anything herein to the contrary, any Bank may assign, as collateral or otherwise, any of its rights under the Credit Documents to any Federal Reserve Bank.

    (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantors or the performance or observance by the Borrower or the Guarantors of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

    (c) The Register. The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Revolving Commitments of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, the Issuing Banks, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

    (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with the Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit H, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Notes, a new Revolving Note and new Term Note payable to the order of such Eligible Assignee in amount equal to, respectively, the Revolving Commitment and the outstanding Term Advances assumed by it pursuant to such Assignment and Acceptance, and if the assigning Bank has retained any Revolving Commitment hereunder, a new Revolving Note and new Term Note payable to the order of such Bank in an amount equal to, respectively, the Revolving Commitment and the outstanding Term Advances retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibits A and B, as appropriate.

    (e) Participations. Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Commitment, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Revolving Commitment to the Borrower hereunder) shall remain unchanged,
(ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent, and the Issuing Banks and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, (v) such Bank shall not require the participant's consent to any matter under this Agreement, except for change in the principal amount of any Note in which the participant has an interest, reductions in fees or interest, or extending the Maturity Date or the final scheduled maturity date of Term Advances pursuant to Section 2.05(b), and (vi) such Bank shall give prompt notice to the Borrower of each such participation sold by such Bank. The Borrower hereby agrees that participants shall have the same rights under Sections 2.08, 2.09, 2.11(c), and 9.07 hereof as the Bank to the extent of their respective participations.

    (f) Confidentiality. Each Bank may furnish any information concerning the Borrower and its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants); provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower and its Subsidiaries received by it from such Bank. Such Bank shall promptly deliver a signed copy of any such confidentiality agreement to the Borrower.

    Section 9.07. Indemnification. The Borrower shall indemnify the Agent, the Documentation Agent, the Banks (including any lender which was a Bank hereunder prior to any full assignment of its Revolving Commitment), the Issuing Banks, and each affiliate thereof and their respective directors, officers, employees and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any actual or proposed use by the Borrower or any Affiliate of the Borrower of the proceeds of any Advance, (ii) any breach by the Borrower or any Guarantor of any provision of this Agreement or any other Credit Document,
(iii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, or (iv) any Environmental Claim or requirement of Environmental Laws concerning or relating to the present or previously-owned or operated properties, or the operations or business, of the Borrower or any of its Subsidiaries, and the Borrower shall reimburse the Agent, the Documentation Agent, each Issuing Bank, and each Bank, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such investigation, litigation or other proceeding; and expressly including any such losses, liabilities, claims, damages, or expense incurred by reason of the Person being indemnified's own negligence, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

    Section 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

    Section 9.09. Survival of Representations, etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Banks, none of which investigations shall diminish any Bank's right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.08, 2.09, 2.11(c), and
9.07 shall survive any termination of this Agreement and repayment in full of the Obligations.

    Section 9.10. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

    Section 9.11. Business Loans. The Borrower warrants and represents that the Advances evidenced by the Notes are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One ("Chapter One") of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the "indicated rate ceiling" (as such term is defined in Chapter One) from time to time in effect.

    Section 9.12. Usury Not Intended. It is the intent of the Borrower and each Bank in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Bank including such applicable laws of the State of Texas and the United States of America from time to time in effect. In furtherance thereof, the Banks and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Bank receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower). The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

    Section 9.13. Governing Law. This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

    Section 9.14. Consent to Jurisdiction. The Borrower hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Dallas, Texas in any action or proceeding arising out of or relating to this Agreement, the Notes and the other Credit Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the Borrower at its address specified in Section 9.02. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Bank, the Agent, or the Documentation Agent to serve legal process in any other manner permitted by the law or affect the right of any Bank, the Agent or the Documentation Agent to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

    Section 9.15 Banks Not in Control. None of the covenants or other provisions contained in the Credit Documents shall or shall be deemed to, give the Banks the rights or power to exercise control over the affairs and/or management of the Borrower, any of its Subsidiaries or any Guarantor, the power of the Banks being limited to the right to exercise the remedies provided in the Credit Documents; provided, however, that if any Bank becomes the owner of any stock, or other equity interest in, any Person whether through foreclosure or otherwise, such Bank shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by being owner of such stock, or other equity interest in, such Person.

    Section 9.16. Headings Descriptive. The headings of the several Sections and paragraphs of the Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

    Section 9.17. WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY
JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE
NOTES OR ANY OTHER CREDIT DOCUMENT OR TO ANY COUNTERCLAIM
THEREIN.

    Section 9.18. ENTIRE AGREEMENT. PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY'S AUTHORIZED REPRESENTATIVE.

    THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT
SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

           [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXECUTED as of the date first referenced above.

                       BORROWER:

                       ARKANSAS BEST CORPORATION

                       Donald L. Neal
                       Senior Vice President and
                       Chief Financial Officer


                       ADMINISTRATIVE AGENT:

                       SOCIETE GENERALE,
                         SOUTHWEST AGENCY



                       By:
                       Title:


                        MANAGING AGENT:

                       SOCIETE GENERALE,
                         SOUTHWEST AGENCY



                       By:
                       Title:

                       DOCUMENTATION AGENT:

                       NATIONSBANK OF TEXAS, N.A.



                       By:
                       Title:




                       BANKS:

                       SOCIETE GENERALE,
                         SOUTHWEST AGENCY



                       By:
                       Title:

                       NATIONSBANK OF TEXAS, N.A.



                       By:
                       Title:



                      BANK OF AMERICA NATIONAL TRUST AND
                      SAVINGS ASSOCIATION



                      By:
                      Title:


                      ABN AMRO BANK N.V., HOUSTON AGENCY



                      By:
                      Title:



                      By:
                      Title:


                      BOATMEN'S NATIONAL BANK OF ST. LOUIS



                      By:
                      Title:



                      CREDIT LYONNAIS NEW YORK BRANCH



                      By:
                      Title:


                      THE FIRST NATIONAL BANK OF BOSTON



                      By:
                      Title:

                      THE FIRST NATIONAL BANK OF CHICAGO



                      By:
                      Title:


                      DEPOSIT GUARANTY NATIONAL BANK



                      By:
                      Title:


                      PNC BANK, N.A.



                      By:
                      Title:


                      ROYAL BANK OF CANADA



                      By:
                      Title:


                      WELLS FARGO BANK, N.A.



                      By:
                      Title:


                      THE BANK OF TOKYO TRUST COMPANY



                      By:
                      Title:


                      FIRST INTERSTATE BANK OF TEXAS, N.A.



                      By:
                      Title:

                      THE LONG-TERM CREDIT BANK OF JAPAN,
                      LIMITED, NEW YORK BRANCH



                      By:
                      Title:


                      U.S. NATIONAL BANK OF OREGON



                      By:
                      Title:


                      BANQUE FRANCAISE DU COMMERCE EXTERIEUR



                      By:
                      Title: